As filed with the Securities and Exchange Commission on May 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NightFood Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	2060	46-3885019
State or other jurisdiction	Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

520 White Plains Road - Suite 500

Tarrytown, NY 10591

888-888-6444

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Sean Folkson, CEO

520 White Plains Road - Suite 500

Tarrytown, NY 10591

888-888-6444

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with copy to

Stephen E. Fox, Esq.

Ruskin Moscou Faltischek, PC

1425 RXR Plaza

15th Floor, East Tower

Uniondale, New York 11556

(516) 663-6600

(516) 663-6780 (fax)

 Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated file,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filed	☐
Non-accelerated filed	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 per share (3)	51,200,000	$0.311	$15,923,200	$1,737.22

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act, computed based upon the high ($0.33) and low ($0.292) selling prices per share of the registrant’s common stock on May 25, 2021 on the OTCQB marketplace.
(3)	Represents (i) 22,575,000 shares of common stock that may be sold by certain of the selling shareholders named herein upon the conversion of the outstanding Series B Preferred Stock of the registrant; (ii) 22,575,000 shares of common stock that may be sold by certain of the selling shareholders named herein upon the exercise by such selling shareholders of common stock purchase warrants expiring April 16, 2026, which are issuable upon conversion of the outstanding Series B Preferred Stock of the registrant; and (iii) 6,050,000 shares of common stock that may be sold by certain of the selling shareholders named herein upon the exercise by such selling shareholders of common stock purchase warrants expiring between February 1, 2026 and April 18, 2026.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, Dated: May 27, 2021

NIGHTFOOD HOLDINGS, INC.

51,200,000 Shares of Common Stock

This prospectus relates to the offer and sale by the persons named in this prospectus, whom we call Selling Shareholders, of up to:

●	22,575,000 shares of our common stock, $0.001 par value per share, that may be sold by certain of the Selling Shareholders upon the conversion of our outstanding 4,515 shares of Series B Preferred Stock, which we refer to as the B Preferred;

●	22,575,000 shares of common stock that may be sold by certain of the Selling Shareholders upon the exercise in full for cash by such Selling Shareholders of common stock purchase warrants expiring April 16, 2026, which are issuable upon conversion of the B Preferred; and

●	6,050,000 shares of our common stock that may be sold by a Selling Shareholder upon the exercise in full for cash by such Selling Shareholder of common stock purchase warrants expiring between February 1, 2026 and April 18, 2026. .

Each share of B Preferred is convertible at the option of the holder into 5,000 shares of our common stock and 5,000 common stock purchase warrants expiring April 16, 2026 at an exercise price of $0.30 per share. All of the shares of common stock which may be issued upon conversion of the B Preferred and the common stock purchase warrants are referred to as the Shares.

The Selling Shareholders may sell their Shares at prevailing market or privately negotiated prices, including in one or more transactions that may take place by ordinary broker’s transactions, privately negotiated transactions or through sales to one or more dealers for resale.

We will not realize any proceeds from sales by the Selling Shareholders. However, we will receive aggregate proceeds of up to $7,901,000 from the exercise of the warrants if the warrants are exercised in full for cash. We intend to use those proceeds, if any, for working capital and general corporate purposes.

All costs incurred in the registration of the Shares are being borne by the Company.

Our common stock trades on the OTCQB market under the symbol NGTF. On May 25, 2021, the closing price for our common stock was $0.295.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 3.

Prospectus dated , 2021

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references in this prospectus to “we”, “us” “the Company” or “Nightfood” or similar terms refer to Nightfood Holdings, Inc., a Nevada corporation, and its consolidated subsidiaries.

We and the Selling Shareholders have not authorized anyone to provide you with information or to make any representations other than those contained in this prospectus. We and the Selling Shareholders take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: we, the Selling Shareholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

TRADEMARKS

This prospectus contains references to our trademarks, trade names and service marks. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus (or documents we have incorporated by reference) are the property of their respective holders. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “would” or “continue” or the negative of these terms or other similar expressions. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving judgments with respect to, among other things, future economic, competitive and market conditions, technological developments related to business support services and outsourced business processes, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein particularly in view of the current state of our operations, the inclusion of such information should not be regarded as a statement by us or any other person that our objectives and plans will be achieved. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth herein under the headings “Business,” “Risk Factors” and elsewhere in this prospectus.

The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

CAUTIONARY NOTE REGARDING INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our company, our business, the services we provide and intend to provide, our industry and our general expectations concerning our industry are based on management estimates. Such estimates are derived from publicly available information released by third party sources, as well as data from our internal research, and reflect assumptions made by us based on such data and our knowledge of the industry, which we believe to be reasonable.

ii

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Company and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

The Company

We are in the business of manufacturing, marketing and distributing snacks specially formulated and promoted for evening consumption. Nightfood has developed a better-for-you, sleep-friendly line of ice creams which management believes will be the focus of our future development and growth. A large number of Americans snack at night, and the most common options tend to be high in sugar, fat, sodium, and calories; such snacks are generally understood to be unhealthy, can impair sleep quality and also impair health in general. We believe that our products are unique in the food industry and that there is a substantial market for nighttime specific snacks that are formulated with better sleep in mind.

Recent Developments

On April 19, 2021, we filed an Amended Certificate of Designation to authorize 5,000 shares of our newly designated Series B Preferred Stock. Each share of B Preferred has a liquidation preference of $1,000 and has no voting rights except as to matters pertaining to the rights and privileges of the B Preferred. Each share of B Preferred is convertible at the option of the holder thereof into 5,000 shares of our common stock (one share for each $0.20 of liquidation preference), and 5,000 common stock purchase warrants expiring April 16, 2026 at an exercise price of $0.30 per share. Commencing June 30, 2021 and for so long as 2,000 shares of B Preferred are outstanding, the holders of the B Preferred, voting as a class, shall be entitled to elect one member of our board of directors.

Upon the filing of the Certificate of Designation on April 19, 2021, we closed on the sale of 3,000 shares of B Preferred to 18 accredited investors for gross proceeds of $3,000,000 in an offering exempt from registration under Rule 506(b) under the Securities Act of 1933, as amended. In addition, Eagle Equities, LLC, the sole holder of our variable rate convertible promissory notes, accepted as full settlement of approximately $2,663,214 in principal and interest: (i) 1,500 shares of B Preferred; (ii) $1,300,000 in cash from the proceeds of the offering; and (iii) 1,200,000 shares of our common stock. As a result of this settlement, we no longer have any variable rate convertible notes, or any other convertible notes of any kind, outstanding.

Corporate Information

Our corporate address is 520 White Plains Road – Suite 500, Tarrytown, New York 10591 and our telephone number is 888-888-6444. We maintain a web site at www.nightfood.com, along with many additional web properties. Any information that may appear on our web sites does not constitute a part of this prospectus.

The Offering

The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus. For a more complete description of the terms of our common stock, see “Description of Securities to be Registered – Common Stock” on page 14.

Common Stock offered by the Selling Shareholders	51,200,000 shares of common stock, consisting of (i) 22,575,000 shares of common stock that may be sold by certain of the Selling Shareholders upon the conversion of outstanding B Preferred; (ii) 22,575,000 shares of common stock that may be sold by certain of the Selling Shareholders upon the exercise in full for cash by such Selling Shareholders of common stock purchase warrants expiring April 16, 2026, which are issuable upon conversion of the B Preferred, and which have an exercise period of five years and an exercise price per share of $0.30; and (iii) 6,050,000 shares of common stock that may be sold by a Selling Shareholder named herein upon the exercise in full for cash by such Selling Shareholder of common stock purchase warrants expiring between February 1, 2026 and April 18, 2026, and which have an exercise period of five years and an exercise price per share of $0.01 (with respect to 1,600,000 warrants), $0.20 (with respect to 2,225,000 warrants) and $0.30 (with respect to 2,225,000 warrants).

Selling Stockholders	All of the shares of common stock are being offered by the Selling Shareholders. See “Selling Shareholders” on page 15 of this prospectus for more information on the Selling Shareholders.

Common stock to be outstanding after the offering	Up to 131,116,159 shares of common stock, based on our issued and outstanding shares of common stock as of May 25, 2021, and assuming full conversion of the B Preferred and full exercise of the warrants underlying the B Preferred and the other warrants held by the Selling Shareholders referred to herein, for cash. This does not assume the exercise of any other options or warrants that may be outstanding.

Use of Proceeds	We will not receive any proceeds from the sale of common stock by the Selling Shareholders participating in this offering. The Selling Shareholders will receive all of the net proceeds from the sale of their respective shares of common stock in this offering. However, we will receive a total of approximately $7.9 million if all the warrants are exercised in full for cash, which will be added to our working capital. See “Use of Proceeds” on page 10 of this prospectus for more information.

Risk Factors	See “Risk Factors” on page 3 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Plan of Distribution

The Selling Shareholders, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 12 of this prospectus for additional information on the methods of sale that may be used by the Selling Shareholders.

Trading Symbol	OTCQB: NGTF

RISK FACTORS

A purchase of any of our securities involves a high degree of risk. Investors should consider carefully the following information about these risks, together with the other information contained in this prospectus before the purchase of any of our Shares. If any of the following risks actually occur, the business, financial condition or results of operations of the Company would likely suffer, the market price of the common stock would likely decline, and investors could lose all or a portion of their investment. The Company has listed the following risk factors which it believes to be those material to an investment decision in this offering.

Risks Related to Our Financial Condition

We have had limited operations and require substantial additional funds to execute our business plan. We have had limited operations and have not yet established significant traction in the marketplace. We generated revenues of $241,673 and $270,919, for the year ended June 30, 2020 and the nine months ended March 31, 2021, respectively. Our future viability is dependent on our ability to substantially increase our sales revenues. Furthermore, unless we are able to continue to leverage our status as a public company into effective fundraising to fund our capital requirements, we will not be able to execute on our business plan and purchasers of our stock will be likely to lose their investment. Over the next 6-12 months, we believe we will require approximately $1,500,000 - $2,500,000 in debt or equity financing to affect further planned expansion of our operations and roll out our ice cream products. We can give no assurance that we will be able to raise the required funds.

Our independent registered public accounting firm have expressed doubt about our ability to continue as a going concern. We received a report on our financial statements for the years ended June 30, 2020 and June 30, 2019 from our independent registered public accounting firm that includes an explanatory paragraph and a footnote stating that there is substantial doubt about our ability to continue as a going concern due to its losses and negative net worth. Inclusion of a “going concern qualification” in the report of our independent accountants may have a negative impact on our ability to obtain financing and may adversely impact our stock price in any market that may develop.

We cannot predict when we will achieve profitability. We have not been profitable and cannot predict when we will achieve profitability, if ever. We have experienced net losses since our inception. Our inability to become profitable may force us to curtail or temporarily discontinue our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of March 31, 2021, we had an accumulated deficit of $21,084,364.

Risks Related to Our Business

We remain uncertain of our proposed products’ market acceptance. Although management believes that snacks designed for evening consumption is a viable niche market with a potential for attractive returns for investors, this belief is largely based on preliminary sales and marketing data, industry awards, industry research, observation of industry trends, feedback from industry experts, and consumer feedback. If management is wrong in its belief and there is an insufficient market for our products, it is likely we will fail and investors will lose their investment.

Reduction in future demand for our products would adversely affect our business. Demand for our ice cream and other future products depends in part on our ability to anticipate and effectively respond to shifts in consumer trends and preferences, including the types of products our consumers want and how they browse for, purchase and consume them. Consumer preferences continuously evolve due to a variety of factors, including: changes in consumer demographics, consumption patterns and channel preferences; pricing; product quality; concerns or perceptions regarding packaging and its environmental impact; and concerns or perceptions regarding the nutrition profile and health effects of, or location of origin of, ingredients or substances in our products. Concerns with any of the foregoing could lead consumers to reduce or publicly boycott the purchase or consumption of our existing products or other products we may develop in the future. Consumer preferences are also influenced by perception of our brand image or the brand images of our products, the success of our advertising and marketing campaigns, our ability to engage with our consumers in the manner they prefer, including through the use of digital media, and the perception of our use, and the use of social media. Any inability on our part to anticipate or react to changes in consumer preferences and trends can lead to reduced demand for our products, lead to inventory write-offs or erode our competitive and financial position, thereby adversely affecting our business. In addition, our business operations are subject to disruption by natural disasters or other events beyond our control that could negatively impact product availability and decrease demand for our products.

Damage to our reputation or brand image can adversely affect our business. We expect that creating and maintaining a positive reputation is critical to selling our products. Our reputation or brand image could be adversely impacted by a variety of factors, including: any failure by us or our contract manufacturer and other business partners to maintain high ethical, social, business and environmental practices; any failure to address health concerns about our products or particular ingredients in our products; our research and development efforts; any product quality or safety issues, including the recall of any of our products; any failure to comply with laws and regulations; consumer perception of our advertising campaigns, sponsorship arrangements, marketing programs and use of social media; or any failure to effectively respond to negative or inaccurate comments about us on social media or otherwise regarding any of the foregoing. Damage to our reputation or brand image could decrease demand for our products, thereby adversely affecting our business.

Issues or concerns with respect to product quality and safety can adversely affect our business. Product quality or safety issues, whether as a result of failure to comply with food safety laws or otherwise, could in the future reduce consumer confidence and demand for our products, cause production and delivery disruptions, require product recalls and result in increased costs (including payment of fines and/or judgments) and damage our reputation, all of which can adversely affect our business. Failure to maintain adequate oversight over product quality or safety can result in product recalls, litigation, government investigations or inquiries or civil or criminal proceedings, all of which may result in fines, penalties, damages or criminal liability. Our business can also be adversely affected if consumers lose confidence in product quality, safety and integrity generally, even if such loss of confidence is unrelated to our products.

Disruption of our supply chain may adversely affect our business. Some of the raw materials and supplies used in the production of our products may from time to time be sourced from countries experiencing civil unrest, political instability or unfavorable economic conditions. Additionally, some raw materials and supplies, including packaging materials, are available only from a limited number of suppliers or from a sole supplier or are in short supply. There can be no assurance that we will be able to maintain favorable arrangements and relationships with suppliers. We do not have any contingency plans to prevent disruptions that may arise from shortages or discontinuation of any raw materials and other supplies that we use in the manufacture, production and distribution of our products. The raw materials and other supplies that our contractors use for the manufacturing, production and distribution of our products are subject to price volatility and fluctuations in availability caused by many factors. If price changes result in unexpected or significant increases in the costs of any raw materials or other supplies, we may be unwilling or unable to increase our product prices or unable to effectively hedge against price increases to offset these increased costs without suffering reduced volume, revenue, margins and operating results.

Our reliance on third-party service providers can have an adverse effect on our business. We rely on third-party service providers for most areas of our business, including manufacturing, transportation, cold storage, and finance and accounting functions. Failure by these third parties to meet their contractual, regulatory and other obligations to us, or our failure to adequately monitor their performance, could result in additional costs to correct errors made by such service providers. Depending on the function involved, such errors can also lead to business disruption, systems performance degradation, processing inefficiencies or other systems disruptions, the loss of or damage to intellectual property or sensitive data through security breaches or otherwise, incorrect or adverse effects on financial reporting, litigation or remediation costs, damage to our reputation, all of which can adversely affect our business. For example, should the refrigeration system fail at our third-party cold storage facility, we could suffer the loss of some, or all, of our inventory. Should our contract manufacturer go out of business or suffer major equipment failure, we may lose the ability to produce sufficient quantities of our products for a period of time before establishing production with a new copacker. Any number of similar failures on behalf of our service providers could prove damaging to our ongoing operations and our ability to fulfill demand.

Our ability to hire additional personnel is important to the continued growth of our business. Our continued success depends upon our ability to attract and retain a group of motivated marketing and business support professionals. Our growth may be limited if we cannot recruit and retain a sufficient number of people. We cannot guarantee that we will be able to hire and retain a sufficient number of qualified personnel.

Although we currently do not have any employees, we expect that as and if we continue to grow, we will commence hiring full and part-time employees, all of whom will need to be highly skilled and diverse. We expect that any such employees would also be highly sought after by our competitors and other companies and our ability to compete would effectively depend on our ability to attract, retain, develop and motivate highly skilled personnel for all areas of our organization. Any unplanned turnover or unsuccessful implementation of our succession plans to backfill current leadership positions, including our president and Chief Executive Officer, or failure to attract, develop and maintain a highly skilled and diverse workforce, including with key capabilities such as e-commerce and digital marketing and data analytic skills, would likely deplete our institutional knowledge base, erode any competitive advantage we may have or result in increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs. Any of the foregoing can adversely affect our business.

We face substantial competition. Competition in all aspects of the functional food industry is intense. We compete against both large conglomerates with substantial resources and smaller companies, including new companies that might be formed with resources similar to our own. Accordingly, it is both concentrated and dispersed and we face challenges from numerous competitors as we seek to establish our brand and gain customer loyalty. The success of these efforts is, by its nature, uncertain.

Additionally, competitors may seek to duplicate the perceived benefits of our products in ways that do not infringe on any proprietary rights that we can protect. As a result we could find that our entire marketing plan and business model is undercut or made irrelevant by actions of other companies under which we have no control. We cannot promise that we can accomplish our marketing goals and as a result may experience negative impact upon our operating results.

The full impact of COVID-19 on our business remains unknown. Reports indicate that consumer behavior has shifted as a result of COVID and the resulting impact on the economy. Some of these reported changes include fewer supermarket visits, consumer reliance on legacy brands in lieu of trying new branded offerings, and increases in at-home snacking. Additionally, customary marketing tactics such as in-store displays and product sampling are either impaired or impermissible, which could have a material adverse effect on the introduction of our products in new retail establishments. To date, we have experienced only minor issues regarding supply chain and logistics. Our order processing function has been largely normal to date, and our manufacturers have assured us that their operations are continuing with no or minor interruptions. However, any future changes as a result of COVID-19 could have a material adverse effect on our results of operations and financial condition.

Additionally, it is possible that the fallout from the pandemic could make it more difficult in the future for the Company to access required growth capital, possibly rendering us unable to meet certain debts and expenses.

Our success depends to a large extent upon the continued service of key managerial personnel and our ability to attract and retain qualified personnel. We are highly dependent on the ability and experience of Sean Folkson, our president and CEO. We have a consulting agreement with Mr. Folkson; however, the loss of Mr. Folkson would present a significant setback for us and could impede the implementation of our business plan. There is no assurance that we will be successful in acquiring and retaining qualified personnel to execute our current plan of operations.

Risks Relating to our Securities and Structure

The ability of our sole executive officer and director to control our business will limit minority shareholders’ ability to influence corporate affairs. As of the date of this prospectus, Mr. Folkson beneficially owned 16,776,644 shares of our common stock. In addition to his beneficial ownership of the common stock, Mr. Folkson beneficially owns 1,000 shares of our Series A Preferred Stock, which votes with the common stock and has an aggregate of 100,000,000 votes. Accordingly, Mr. Folkson controls the majority of the voting power in the Company. Because of his stock ownership, Mr. Folkson is in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. Mr. Folkson’s interests may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. Other shareholders have no way of overriding decisions made by Mr. Folkson as an officer or a director through their ownership of our common stock. This level of control may also have an adverse impact on the market value of our shares because he may institute or undertake transactions, policies or programs that result in losses, may not take any steps to increase our visibility in the financial community and/ or may sell sufficient numbers of shares to significantly decrease our price per share.

The price of our common stock might fluctuate significantly, and you could lose all or part of your investment. Volatility in the market price of our common stock may prevent you from being able to sell your shares of our common stock at or above the price you paid for your shares. The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

●	actual or anticipated fluctuations in our quarterly financial and operating results;

●	our progress toward developing our Products;

●	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts, if any;

●	perceptions about the market acceptance of our products and the recognition of our brand;

●	adverse publicity about our products or industry in general;

●	overall performance of the equity markets;

●	introduction of products, or announcements of significant contracts, licenses or acquisitions, by us or our competitors;

●	legislative, political or regulatory developments;

●	additions or departures of key personnel;

●	threatened or actual litigation and government investigations;

●	sale of shares of our common stock by us or members of our management; and

●	general economic conditions.

These and other factors might cause the market price of our common stock to fluctuate substantially, which may negatively affect the liquidity of our common stock. In addition, from time to time, the stock market experiences price and volume fluctuations, some of which may be significant. This volatility has had a significant impact on the market price of securities issued by many companies across many industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Accordingly, the price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.

Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results and financial condition.

Failure to establish and maintain an effective system of internal controls could harm our business and could negatively impact the price of our stock. We must review and update our internal controls, disclosure controls and procedures, and corporate governance policies as our company continues to evolve. In addition, we are required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act and management is required to report annually on our internal control over financial reporting. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of SOX until the date we are no longer a “smaller reporting company” as defined by applicable SEC rules.

Any ineffective internal control regarding our financial reporting could have an adverse effect on our business and financial results and the price of our common stock could be negatively affected. This reporting requirement could also make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the controls and procedures or failure to comply with regulation concerning control and procedures could have a material effect on our business, results of operation and financial condition. Any of these events could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could negatively affect the market price of our shares, increase the volatility of our stock price and adversely affect our ability to raise additional funding. The effect of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors and as executive officers.

Our management’s evaluation of the effectiveness of our internal controls over financial reporting as of March 31, 2021 concluded that our controls were not effective. Management believes there is a reasonable possibility that these control deficiencies, if uncorrected, could result in material misstatements in the annual or interim financial statements that would not be prevented or detected in a timely manner. Accordingly, we have determined that these control deficiencies constitute material weaknesses. Although the Company is taking steps to remediate the material weaknesses, it currently has limited resources to do so and there can be no assurance that similar incidents can be prevented in the future.

We will need to evaluate our existing internal controls over financial reporting against the criteria set forth in Internal Control – Integrated Framework (2013) (the “Framework”) issued by the Committee of Sponsoring Organizations of the Treadway Commission. During the course of our ongoing evaluation of the internal controls, we may identify other areas requiring improvement, and may have to design enhanced processes and controls to address issues identified through this review. Remediating any deficiencies, significant deficiencies or material weaknesses that we or our independent registered public accounting firm may identify may require us to incur significant costs and expend significant time and management resources. We cannot assure you that any of the measures we implement to remedy any such deficiencies will effectively mitigate or remedy such deficiencies. The existence of one or more material weaknesses could affect the accuracy and timing of our financial reporting. Investors could lose confidence in our financial reports, and the value of our common stock may be harmed, if our internal controls over financial reporting are found not to be effective by management or by an independent registered public accounting firm or if we make disclosure of existing or potential material weaknesses in those controls.

Even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our future reporting obligations.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. If we fail to timely achieve and maintain the adequacy of our internal control over financial reporting, we may not be able to produce reliable financial reports or help prevent fraud. Our failure to achieve and maintain effective internal control over financial reporting could prevent us from filing our periodic reports on a timely basis which could result in the loss of investor confidence in the reliability of our financial statements, harm our business and negatively impact the trading price of our common stock.

Our trading market may be restricted by virtue of state securities “Blue Sky” laws to the extent they prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states. Although trading activity in our stock has increased recently, generally there has been a limited public market for our common stock, and there can be no assurance that an active and regular public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because our securities have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. Accordingly, investors should consider the secondary market for our securities to be a limited one.

Recent issuances of convertible preferred stock may have a negative impact on the trading prices of our common stock. In April 2021, we sold 4,515 shares of our Series B Convertible Preferred Stock. Each of these shares of preferred stock is convertible into 5,000 shares of common stock (an effective per share price of $0.20) and on conversion the holder will also receive 5,000 warrants, exercisable at $0.30, to purchase a share of our common stock. The resale of these shares and shares issued on any exercise of the warrants can have a negative effect on the market for our common stock and may cause dilution to our common stockholders.

Our common stock is subject to the “penny stock” rules of the SEC, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock. The SEC has adopted regulations which generally define a “penny stock” as an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that before a transaction in a penny stock occurs, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. If applicable in the future, these rules may restrict the ability of brokers-dealers to sell our common stock and may affect the ability of investors to sell their shares, until our common stock no longer is considered a penny stock.

General Risks

The price of our common stock might fluctuate significantly, and you could lose all or part of your investment. Volatility in the market price of our common stock may prevent you from being able to sell your shares of our common stock at or above the price you paid for your shares. The trading price of our common stock may be volatile and subject to wide price fluctuations in response to various factors, including:

●	actual or anticipated fluctuations in our quarterly financial and operating results;

●	our progress toward developing new or proposed products;

●	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts, if any;

●	perceptions about the market acceptance of our products and the recognition of our brand;

●	adverse publicity about our products or industry in general;

●	overall performance of the equity markets;

●	introduction of products, or announcements of significant contracts, licenses or acquisitions, by us or our competitors;

●	legislative, political or regulatory developments;

●	additions or departures of key personnel;

●	threatened or actual litigation and government investigations;

●	sale of shares of our common stock by us or members of our management; and

●	general economic conditions.

These and other factors might cause the market price of our common stock to fluctuate substantially, which may negatively affect the liquidity of our common stock. In addition, from time to time, the stock market experiences price and volume fluctuations, some of which may be significant. This volatility has had a significant impact on the market price of securities issued by many companies across many industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Accordingly, the price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.

Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results and financial condition.

The issuance of shares upon exercise of outstanding warrants and options could cause immediate and substantial dilution to existing stockholders. The issuance of shares upon exercise of warrants and options could result in substantial dilution to the interests of other stockholders.

Future sales of our common stock by our stockholders could negatively affect our stock price after this offering. Sales of a substantial number of shares of our common stock in the public market by our shareholders after this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, and thus the price of our common stock may decline.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

USE OF PROCEEDS

All of the shares of common stock being offered under this prospectus are being sold by or for the account of the Selling Shareholders. We will not receive any proceeds from the sale of the Shares. If all the warrants are exercised in full for cash, we will receive a total of approximately $7.9 million, which will be added to our working capital.

SELLING STOCKHOLDERS

This prospectus relates to the registration of 51,200,000 shares of our common stock, consisting of (i) 22,575,000 shares of common stock that may be sold by certain of the Selling Shareholders upon the conversion of outstanding B Preferred; (ii) 22,575,000 shares of common stock that may be sold by certain of the Selling Shareholders upon the exercise in full for cash by such Selling Shareholders of common stock purchase warrants expiring April 16, 2026, which are issuable upon conversion of the B Preferred, and which have an exercise period of five years and an exercise price per share of $0.30; and (iii) 6,050,000 shares of common stock that may be sold by a Selling Shareholder named herein upon the exercise in full for cash by such Selling Shareholder of common stock purchase warrants expiring between February 1, 2026 and April 18, 2026, and which have an exercise period of five years and an exercise price per share of $0.01 (with respect to 1,600,000 warrants), $0.20 (with respect to 2,225,000 warrants) and $0.30 (with respect to 2,225,000 warrants).

Each share of B Preferred and each warrant has certain limited anti-dilution protection including adjustments to the exercise price, as provided under the terms of such shares or warrant, for stock splits, stock dividends and other similar transactions, as well as other dilutive events, and may be exercised in cashless or “net exercise” transactions.

The selling stockholders identified in this prospectus may offer the shares of our common stock at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for additional information.

Unless otherwise indicated, we believe, based on information supplied by the following persons, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own. The information presented in the columns under the heading “Number of Shares Beneficially Owned After Offering” assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.

Selling Shareholder information for each additional Selling Shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of shares registered on its behalf. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the persons named below.

Certain selling stockholders set forth in a table below may be broker-dealers, or affiliates of broker-dealers. Each broker-dealer identified below acquired the securities identified in the table as beneficially owned by it as compensation for placement agent and financial advisory services provided to the Company, and is offering the covered securities in its proprietary capacity. No broker-dealer identified in the selling stockholders table below is acting as a broker-dealer in connection with this offering. Additionally, each selling stockholder identified in the table below as an affiliate of a broker-dealer acquired the securities identified in the table as beneficially owned by it in the ordinary course of its business and not as underwriting compensation in this offering, and at the time such securities were acquired, had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Unless otherwise indicated, none of the selling stockholders have within the past three years had any position, office or other material relationship with the Company or any of its predecessors or affiliates.

Name	Number of Shares Beneficially Owned Prior to Offering (1)	Number of Shares Offered by the Selling Stockholder		Number of Shares Beneficially Owned After Offering	Percentage of Common Stock Beneficially Owned After Offering
Eagle Equities, LLC (3)	15,000,000	15,000,000	(2)	–	–
District 2 Capital Fund LP (4)	7,500,000	7,500,000	(2)	–	–
Iroquois Capital Investment Group LLC (5)	3,250,000	3,250,000	(2)	–	–
First Fire Global Opportunities Fund LLC (6)	2,500,000	2,500,000	(2)	–	–
BHP Capital NY, Inc. (7)	3,666,666	2,000,000	(2)	–	–
Iroquois Master Fund Ltd. (5)	1,750,000	1,750,000	(2)	–	–
Spencer Clarke Holdings LLC (8)	7,800,000	7,800,000	(9)	–	–
EMA Financial, LLC (10)	1,500,000	1,500,000	(2)	–	–
Colby D. Howe., Jr and Lori M. Howe Revocable Trust (11)	1,500,000	1,500,000	(2)	–	–
The Special Equities Opportunity Fund, LLC (12)	1,500,000	1,500,000	(2)	–	–
David S. Nagelberg 2003 Revocable Trust (13)	1,000,000	1,000,000	(2)	–	–
Drew Lane Capital LLC (14)	1,000,000	1,000,000	(2)	–	–
Efrat Investments, LLC (15)	1,000,000	1,000,000	(2)	–	–
Fredda, LLC (16)	1,000,000	1,000,000	(2)	–	–
IG Holdings, Inc. (17)	750,000	750,000	(2)	–	–
Leonite Capital LLC (18)	500,000	500,000	(2)	–	–
Quick Capital, LLC (19)	500,000	500,000	(2)	–	–
Gregory Castaldo	500,000	500,000	(2)	–	–
GS Venture Partners, LLC (20)	500,000	500,000	(2)	–	–
Frank J. Hariton	330,000	150,000	(2)	180,000	*

*	Less than 1%
(1)	Assumes the conversion of all of the issued and outstanding shares of B Preferred into Shares and common stock purchase warrants, and the exercise in full for cash of the warrants issuable upon such conversion.
(2)	These values represent ownership of an equal number of shares of common stock and shares underlying common stock purchase warrants.
(3)	Yanky Borenstein has sole voting and investment control over these shares.
(4)	Eric J. Schlanger has sole voting and investment control over these shares.
(5)	Richard Abbe has sole voting and investment control over these shares.
(6)	Eliezer Fireman has sole voting and investment control over these shares.
(7)	Bryan Pantofel has sole voting and investment control over these shares.
(8)	Reid Drescher has sole voting and investment control over these shares. Spencer Clarke Holdings LLC is an affiliate of Spencer Clarke LLC, a registered broker-dealer who acted as placement agent with respect to the offer and sale of the shares of B Preferred (“SCLLC”).
(9)	Represents: (a) 875,000 shares of common stock issuable upon conversion of the Selling Shareholder’s B Preferred; (b) 875,000 shares of common stock issuable upon the exercise of common stock purchase warrants issuable upon conversion of the Selling Shareholder’s B Preferred; (c) 6,050,000 shares of common stock that may be sold by the Selling Shareholder upon the exercise in full for cash by such Selling Shareholder of common stock purchase warrants expiring between February 1, 2026 and April 18, 2026, and which have an exercise period of five years and an exercise price per share of $0.01 (with respect to 1,600,000 warrants), $0.20 (with respect to 2,225,000 warrants) and $0.30 (with respect to 2,225,000 warrants) (the “Placement Warrants”). The Placement Warrants were issued by the Company as compensation for placement agent services provided by SCLLC.
(10)	Felicia Preston has sole voting and investment control over these shares.
(11)	Colby D. Howe Jr. has sole voting and investment control over these shares.
(12)	Jonathan Schechter has sole voting and investment control over these shares.
(13)	David S. Nagelberg has sole voting and investment control over these shares.
(14)	James Gertler has sole voting and investment control over these shares.
(15)	Pinny Rotter has sole voting and investment control over these shares.
(16)	Gary M. Duboff has sole voting and investment control over these shares.
(17)	Ira Gaines has sole voting and investment control over these shares.
(18)	Avi Geller has sole voting and investment control over these shares.
(19)	Eilon Natan has sole voting and investment control over these shares.
(20)	Gregg Smith has sole voting and investment control over these shares.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the shares of B Preferred and upon the exercise of the warrants underlying conversion of the B Preferred, to permit the resale of these shares of common stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholder of the shares of common stock, but will receive proceeds from the exercise of any of the warrants for cash. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Each Selling Shareholder may sell all or a portion of the shares of common stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

Each Selling Shareholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, each Selling Shareholder may transfer the shares of common stock by other means not described in this prospectus. If a Selling Shareholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, a Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. Each Selling Shareholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. Each Selling Shareholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

Each Selling Shareholder may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. Each Selling Shareholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, each Selling Shareholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, estimated to be approximately $45,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Shareholders will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our capital stock is a summary only and is qualified by reference to our Articles of Incorporation, as amended, and Bylaws, which are included as Exhibits 3.1 and 3.2, respectively, to our Annual Report on Form 10-K filed with the SEC on October 13, 2020.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, with a par value of $0.001 per share, and 1,000,000 shares of preferred stock, with a par value of $0.001 per share. As of May 25, 2021, there were 79,916,159 shares of common stock issued and outstanding, 1,000 shares of Series A Preferred Stock issued and outstanding, and 4,515 shares of Series B Preferred Stock issued and outstanding.

Common Stock

The Company’s Certificate of Incorporation, as amended, authorizes us to issue an aggregate of 200,000,000 shares of Common Stock.  As of the date of this prospectus 79,916,159 shares of our common stock were issued and outstanding. All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore.  In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. Holders of common stock do not have cumulative or preemptive rights.

Transfer Agent

The transfer agent for our common stock is Clear Trust, LLC, 16540 Pointe Village Drive - Suite 210, Lutz, FL 33558.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as may be determined by the board of directors. The voting powers and preferences, the relative rights of each series, and the qualifications, limitations, and restrictions on such preferred stock shall be established by the board of directors, except that no holder of preferred stock shall have preemptive rights.

Series A Preferred Stock

On July 11, 2018, we filed a Certificated of Designation for a series of preferred stock designated Class A Super Voting Preferred Stock. There are 10,000 shares of Series A Preferred Stock designated. Each share of such stock shall vote with the common stock and have 100,000 votes. Shares of the Series A Preferred Stock have no conversion, dividend or liquidation rights. Accordingly, holders of shares of Series A Preferred Stock will, by reason of their voting power be able to control the affairs of the Company. We have issued 1,000 shares of Series A Preferred Stock to Sean Folkson, our president and CEO and sole director, giving him effective voting control over our affairs.

Series B Preferred Stock

On April 19, 2021, we filed an Amended Certificate of Designation for a series of preferred stock designated Series B Preferred Stock. There are 5,000 shares of B Preferred designated. Each share of B Preferred has a liquidation preference of $1,000 and has no voting rights except as to matters pertaining to the rights and privileges of the B Preferred. Each share of B Preferred is convertible at the option of the holder thereof into (i) 5,000 shares of the Registrant’s common stock (one share for each $0.20 of liquidation preference) and (ii) 5,000 common stock purchase warrants expiring April 16, 2026 with an exercise price of $0.30 per share. The number of underlying shares of common stock and the warrants adjust for stock splits, reorganizations and the like and the warrants provide for proportional adjustments in the event of certain dilutive issuances with certain issuances excluded from any adjustment. Commencing June 30, 2021 and for so long as 2,000 shares of B Preferred are outstanding, the holders of the B Preferred, voting as a class, shall be entitled to elect one member of our board of directors.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTCQB Market under the symbol NGTF.

The following table sets forth the range of high and low quotations for our common stock for each of the periods indicated as reported by the OTCMarkets. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

The last reported price was $0.295 on May 25, 2021.

Quarter Ended	High	Low

June 30, 2021 (through May 25, 2021)	$0.50	$0.27
March 31, 2021	0.41	0.08
December 31, 2020	0.15	0.08
September 30, 2020	0.22	0.12
June 30, 2020	$0.28	$0.17
March 31, 2020	0.44	0.16
December 31, 2019	0.36	0.20
September 30, 2019	0.42	0.25
June 30, 2019	$0.36	$0.16
March 31, 2019	0.92	0.17
December 31, 2018	0.77	0.30
September 30, 2018

Holders

The approximate number of stockholders of record on the date of this prospectus is 208. The number of stockholders of record does not include beneficial owners of our common stock, whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

Shares Eligible for Future Sale

As of the date of this prospectus, there are 79,916,159 shares of common stock outstanding, of which 16,776,644 shares are beneficially owned by Mr. Folkson, our sole executive officer and director. There will be 124,993,871 shares outstanding if all shares of B Stock are converted into our common stock and warrants and the warrants are all exercised for cash.

21,173,933 of the shares of common stock held by current shareholders are considered “restricted securities” subject to the limitations of Rule 144 under the Securities Act. In general, securities may be sold pursuant to Rule 144 after being fully paid and held for more than 6 months. While affiliates of the Company are subject to certain limits in the amount of restricted securities, they can sell under Rule 144, there are no such limitations on sales by persons who are not affiliates of the Company. In the event non-affiliated holders elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Company’s securities.

Dividend Policy

No dividends have ever been declared by the Board of Directors on our common stock. Our losses do not currently indicate the ability to pay any cash dividends, and we do not have the intention of paying cash dividends on our common stock in the foreseeable future.

Penny Stock Regulation

Shares of our common stock have been and will likely continue to be subject to rules adopted the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ or NYSE system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the SEC, which contains the following:

●	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●	a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

●	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

●	a toll-free telephone number for inquiries on disciplinary actions;

●	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

●	such other information and is in such form (including language, type, size and format), as the SEC shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

●	the bid and offer quotations for the penny stock;

●	the compensation of the broker-dealer and its salesperson in the transaction;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

●	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of financial condition and results of operations is based upon, and should be read in conjunction with our audited and unaudited financial statements and related notes thereto included elsewhere in this prospectus commencing on page F-1.

Overview

We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the following:

We are a snack development, marketing and distribution company relying on our unique products, positioning, and team to develop and market nutritional/snack foods that are appropriate for evening snacking.

Management does envision the Nightfood brand ultimately as a “platform brand”, meaning future offerings would not necessarily all remain within the ice cream category. Possibilities exist to expand the product line into additional snack formats that are popular with consumers at night, including things like cookies, chips, and other formats. Additionally, future reintroduction of the Nightfood nutrition bar also remains a possibility.

During calendar 2018, the Company began development of Nightfood ice cream. Having seen the success in the marketplace of “better-for-you” ice cream brands such as Halo Top, Enlightened, and others, Management believes consumers will be receptive to a line of ice cream that has some similar nutritional benefits to those newly successful brands, in addition to a sleep-friendly nutritional profile that is more appropriate for nighttime consumption.

With our team of sleep experts, and a leading ice cream research and development laboratory, eight flavors of Nightfood ice cream were developed and bought to market, with the initial production run occurring in January 2019. Nightfood is unique among all other known products in the market in that our ice cream was developed with better sleep in mind. Knowing millions of Americans eat ice cream before bed on any given night, Management tasked our team of sleep and nutrition experts with formulating an ice cream that would be more appropriate for nighttime consumption, while delivering better taste and texture than what is currently found in the other “better-for-you” brands.

Compared to regular ice cream, Nightfood is formulated with less fat, less sugar, fewer calories, plus certain vitamins, minerals, and digestive enzymes, recommended by our sleep and nutrition experts.

In early February of 2019, it was announced that Nightfood had won the 2019 Product of the Year Award in the ice cream category in a Kantar innovation survey of over 40,000 consumers. In June of 2019, it was announced that Nightfood won both the Best New Ice Cream and Best New Dairy Dessert awards at the World Dairy Innovation Awards.

Nightfood has secured distribution in divisions of some of the largest supermarket chains in the country, and has received media coverage in outlets such as The Today Show, Oprah Magazine, The Rachael Ray Show, Food Network Magazine, The Wall Street Journal, USA Today, The Washington Post, Fox Business News, and many more media outlets.

We believe that over the next several years, a subset of consumers will shift their night snacking behavior towards snacks that are formulated to be more “sleep friendly” compared to what is currently being consumed by much of the population. As research continues to explore the links between nutrition and sleep, and consumers continue to seek healthier snacks in general, we expect a “nighttime nutrition” or “sleep-friendly snacking” category to emerge within the marketplace.

This belief has been corroborated over the last several months as two of the world’s largest food and beverage companies begin to address the nutrition-sleep connection.

In September 2020, Pepsi announced the launch of Driftwell, a beverage formulated with magnesium to help consumers relax and unwind before bed. And in March, 2021, Unilever, the world’s largest ice cream manufacturer, announced it had partnered with Microba Life Sciences to conduct a year-long research project on how diet can improve sleep.

We believe that elevated interest from global food and beverage giants continues to bring attention and validation to the sleep-diet connection. As a pioneer in the space, we view Nightfood as more than an ice cream company. Rather, we believe the Nightfood brand can continue to occupy a leadership role in the “sleep-friendly nutrition” category that we envision will continue to develop in the future.

Inflation

Inflation can be expected to have an impact on our operating costs. A prolonged period of inflation could cause a general economic downturn and negatively impact our results. However, the effect of inflation has been minimal over the past three years.

Seasonality

There is a significant amount of seasonality in the ice cream industry, with summer months historically delivering the highest consumption, and winter months delivering the lowest consumption.

Coronavirus (COVID-19)

The outbreak of the novel coronavirus (COVID-19), including the measures to reduce its spread, and the impact on the economy, cannot fully be isolated and identified. Industry data suggested that supermarket sales increased, with more people spending more time at home. Anecdotally and statistically, snacking activity was also up. Furthermore, industry sales data indicated ice cream as one of the categories experiencing the largest increase during the first several months after the outbreak.

The offsetting factors included the impact of the virus on the overall economy. Greater unemployment, recession, and other possible unforeseen factors could also have an impact. Research indicates that consumers are less likely to try new, premium-priced brands during economic recession and stress, returning to value and legacy brands.

As of the date of this prospectus, it remains uncertain what future shopping behavior and consumption patterns will emerge. However, we believe that certain “tried and true” marketing tactics for new snack food introduction, such as in-store displays and product sampling, are either impaired or impermissible. So, while overall night snacking demand may remain up, and consumer need/desire for better sleep is also stronger, driving consumer trial and adoption has been more difficult and expensive during these circumstances.

From both public statements, and recent exploratory meetings conducted between Nightfood management and certain global food and beverage conglomerates, it has been affirmed to management that there is increased strategic interest in the nighttime nutrition space as a potential high-growth opportunity due to the recent declines in consumer sleep quality and increases in at-home nighttime snacking.

We have experienced no material issues with supply chain or logistics as a result of the pandemic. Order processing function has been materially normal to date, and our manufacturers have assured us that their operations are “business as usual” as of the date of this prospectus.

While the virus temporarily disrupted the category review schedules and sell-in process for certain supermarket decision-makers during the spring and early summer of 2020, we believe that most major accounts are back on schedule and are conducting business as usual with regard to review cycles. Most retailer meetings are currently being conducted virtually, and product samples are commonly shipped to decision-makers rather than personally delivered. While some retailers have been limiting new item additions due to changes in consumer shopping behavior, others have confirmed that they view the increase in at-home entertainment and night snacking as a plus for Nightfood products.

It is possible that the fallout from the pandemic could make it more difficult in the future for the Company to access required growth capital, possibly rendering us unable to meet certain debts and expenses.

It is impossible to know what the future holds with regard to the virus, both for our company and in the broader sense. There remain many uncertainties regarding the current coronavirus pandemic, and the Company is closely monitoring the impact of the pandemic on all aspects of its business, including how it will impact its customers, vendors, and business partners. It is difficult to know if the pandemic has materially impacted the results of operations, and we are unable to predict the impact that COVID-19 will have on our financial position and operating results due to numerous uncertainties. The Company expects to continue to assess the evolving impact of the COVID-19 pandemic and intends to make adjustments accordingly, if necessary.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates, including those related to uncollectible receivables, inventory valuation, deferred compensation, fair valve of derivative liabilities and contingencies. We base our estimates on historical performance and on various other assumptions that we believe to be reasonable under the circumstances. These estimates allow us to make judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

We believe the following accounting policies are our critical accounting policies because they are important to the portrayal of our financial condition and results of operations and they require critical management judgments and estimates about matters that may be uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operations for future periods could be materially affected.

Results of Operations

Fiscal Year ended June 30, 2020 Compared to Fiscal Year ended June 30, 2019

Revenue

During the year ended June 30, 2020, the Company sold approximately 260,000 pints of ice cream compared to approximately 63,000 pints in the prior year, representing volume growth on ice cream pints of over 300%. For the year ended June 30, 2020, we had net revenues of $241,673 on gross sales of $878,849 compared to the year ended June 30, 2019 when we had net revenues of $352,172 on gross sales of $363,565, of which approximately $150,000 was related to sales of nutrition bars and approximately $205,000 was related to sales of ice cream. While gross sales increased by 142%, net revenue decreased 31% year over year. This is due to $637,176 in revenue reductions resulting from slotting fee arrangements and consumer promotion activity. Net revenues are reported as gross sales less slotting fees and other contra-revenue accounts such as those related to manufacturers coupons, in-store specials (such as 2 pints for $8) and consumer rebate programs.

Slotting fees are fees customarily charged to brands by supermarkets and distributors to add a new product line into their product assortment. For the year ended June 30, 2020, approximately $541,500 of gross sales were cancelled out due to slotting arrangements with retailers and distributors.

In situations where the Company has agreed to pay slotting and promotional fees to accounts (such as supermarkets and distributors), the gross sales to those customers are reduced on the income statement by these amounts (along with other items, such as early payment discounts), dollar for dollar, to arrive at a net revenue number. Accordingly, when these customers order product to put on their shelves and sell to consumers, that revenue does not get booked even though the product is moving through the supply chain.

These dollar for dollar reductions continue, on a customer-by-customer basis, for any and all sales to each slotting account until the gross sales to these accounts exceed the total cost of these expenses, at which time the remaining gross sales amounts are reported as net revenue.

These slotting fees and other promotional expenses do not appear on the income statement as an expense. Rather, they are applied against Gross Sales, resulting in Net Revenue, as shown below. The netting of Gross Sales against slotting and sales discounts, as described and shown below, results in the Net Revenue number at the top of the income statement. This is not a reflection of the amount of product sold by the Company and shipped to customers, but rather a function of the way certain sales are accounted for when those sales are made to customers who are charging slotting fees.

The following tables summarize gross sales for the fiscal years ended June 30, 2020 and 2019. Net revenues are net of slotting fees (a onetime fee charged by supermarkets in order to have the product placed on their shelves) and other items mentioned above.

	Year Ended June 30,
	2020	2019
Gross sales	$878,849	$363,565
Less:
Slotting fees	$(541,500)	$-
Sales discounts and other reductions	(95,676)	(11,373)
Net Revenues	$241,673	$352,172

Operating Expenses

Our operating expenses for the year ended June 30, 2020 were $2,723,875 compared to $2,263,722 for the year ended June 30, 2019. Cost of product sold was $472,131, for the year ended June 30, 2020 compared to $190,251 for the year ended June 30, 2019. This increase of 148% is due to the fact that we sold almost 2.5x as much product to our supermarkets and distributors in Fiscal 2020 than in Fiscal 2019.

Our income statement shows a decrease in “Advertising and Promotional” from $732,297 for the year ending June 30, 2019 to $403,639 for the year ending June 30, 2020. The Company booked approximately $194,800 in marketing and distribution partnerships it determined would benefit operations for 2020 and beyond. Due to circumstances, including the global coronavirus pandemic, it does not appear these certain distribution partnerships will be as beneficial to the Company as envisioned when entered. As a result, the Company is reporting amortization of intangible assets of $500,000 and a one-time impairment expense of $500,000 in March of 2020. In April, 2020, the Company successfully negotiated a Debt Incentive Agreement with a creditor to whom it owed $731,118, most of which is in conjunction with this impaired asset. This Debt Incentive Agreement provides for the elimination of the entire debt should the Company make payments prior to December 1, 2020 totaling $166,224 in cash, and approximately 4,000 pints of ice cream. Because this reduction in debt is conditional, the full $731,118 is currently included in the liabilities section of our balance sheet, and full expense is reported on our income statement. Should the Company make the payments and retire the debt successfully prior to December 1, 2020, the Company would realize a gain on extinguishment of debt of approximately $560,000 for fiscal 2021.

Selling, general and administrative expenses decreased to $406,072 for the year ending June 30, 2020 compared to $559,996 for the year ending June 30, 2019. This includes items such as web hosting, web marketing services, freight, warehousing, shipping, product liability insurance, travel, and research & development of new products. Professional fees decreased from $781,178 for the year ending June 30, 2019 to $683,706 for the year ending June 30, 2020. This includes legal fees, marketing consulting, and accounting and auditor fees.

For the year ended June 30, 2020, interest expense was $441,422 compared to the year ended June 30, 2019 when we reported interest expense of $179,028. For the year ended June 30, 2020, we recorded a loss on debt extinguishment upon note conversion of $395,781 compared to the year ended June 30, 2019 when we recorded a loss on debt extinguishment upon note conversion of $0. For the year ended June 30, 2020, we recorded a change in fair value of derivative liability of ($858,774) compared to the year ended June 30, 2019 when recorded a change in fair value of derivative liability of 712,627. For the year ended June 30, 2020, we recorded an amortization of beneficial conversion feature of $1,709,759 compared to the year ended June 30, 2019 when recorded an amortization of beneficial conversion feature of $1,794,359. A significant portion of these losses recorded in both years stems from the accounting treatment applied to financing activities.

Net Loss

For the year ended June 30, 2020, we had a net loss of $4,412,063 compared to the year ended June 30, 2019 when we had a net loss of $4,598,343. A significant portion of the losses recorded in both years stems from the accounting treatment applied to financing activities. Operating losses for the year ended June 30, 2020 were $2,723,875 and $1,911,550 for the year ended June 30, 2019.

Customers

Our customers consist primarily of supermarkets and entities that distribute ice cream products to supermarkets and other retail outlets. In fiscal year 2020, we had one customer that accounted for approximately 41% of our gross sales. Eight other customers each accounted for between 3.7% and 9.7% of our gross sales. In fiscal year 2019, two customers made up over 10% of gross sales.

Vendors

During the year ended June 30, 2020 one vendor accounted for more than 10% of our operating expenses. During the year ended June 30, 2019, two vendors accounted for more than 10% of our operating expenses.

Results Of Operations For The Three Months Period Ended March 31, 2021 and 2020

For the three months ended March 31, 2021 and 2020 we had gross sales of $181,172 and $281,284 and net revenues of $96,726 and $119,475, respectively, and incurred an operating loss of $391,240 and $867,427, respectively.

The following tables summarize gross sales for the three months ended December 31, 2020 and 2019. Product sales are net of slotting fees and sales discounts.

	Three Months Ended March 31,
	2021	2020
Gross product sales	$181,172	$281,284
Less:
Slotting fees	$(4,435)	$(156,944)
Sales discounts, promotions, and other reductions	(80,011)	(4,865)
Net Revenues	$96,725	$119,475

The decrease in gross sales is largely due to the fact that during the three months ended March 31, 2020, we recognized sales from the onboarding and pipeline fill of two major supermarket accounts (Jewel-Osco and Shaw’s/Star Market). Although Nightfood products did not begin appearing on shelves in some of those stores until May 2020 due to the pandemic, product was ordered, shipped, and delivered in February and March of 2020 to those accounts.

During the three months ended March 31, 2021, no major new accounts were onboarded. Walmart, our largest account, started carrying Nightfood in April 2021. While the initial purchase orders were received from Walmart in March 2021, delivery was requested for early April. We book revenue not when product is shipped from our facility, but when it is received by the customer. As a result, zero Walmart revenue was recognized or reported for the quarter ending March 31, 2021. That revenue will be recognized in the quarter ending June 30, 2021.

For the three months ended March 31, 2021 and 2020, cost of product sold decreased to $102,922 from $157,265. This is the result of lower gross sales as a result of no new account onboarding during the three months ended March 31, 2021, which brings about lower broker fees, less freight, and other expenses related directly to the generation of sales.

The decrease in operating losses is largely the result of lower spend on slotting fees, advertising and promotion, and other marketing expenses, as well as a charge of $166,667 in the three months ended March 31, 2020 for amortization of intangible assets. These decreases are reflected in the decrease of total operating expenses from $986,902 in the three months ended March 31, 2020 to $487,567 in the three months ended March 31, 2021.

For the three months ended March 31, 2021 compared to the three months ended March 31, 2020, we also experienced a change in derivative liabilities to $1,152,119 from ($256,468). This is largely the result of a significant increase in our stock price during the period, and shows up as an expense on our income statement. For the three months ended March 31, 2021 compared to the three months ended March 31, 2020, total other expense, which includes the calculation for change in derivative liability, increased to $1,548,474 from $224,100.

Results Of Operations For The Nine Month Period Ended March 31, 2021 and 2020

For the nine months ended March 31, 2021 and 2020, we had gross sales of $643,359 and $666,438, and net revenues of $270,919 and $227,257, respectively, and incurred an operating loss of $1,379,102 and $1,960,629, respectively.

The following tables summarize gross sales for the nine months ended March 31, 2021 and 2020. Product sales are net of slotting fees and sales discounts.

	Nine Months Ended March 31,
	2021	2020
Gross product sales	$643,359	$666,438
Less:
Slotting fees	$(190295)	$(428,650)
Sales discounts, promotions, and other reductions	(182,145)	(10,532)
Net Revenues	$270,919	$227,257

While gross sales decreased slightly from the same period last year, that decrease came along with a significant decrease in slotting fees, operating expenses, and operating losses.

The decrease in gross sales is largely due to the fact that during the nine months ended March 31, 2020, we recognized sales from the onboarding and pipeline fill of two major supermarket accounts (Albertson’s divisions Jewel-Osco and Shaw’s/Star Market). Although Nightfood products did not begin appearing on shelves in some of those stores until May 2020 due to the pandemic, product was ordered, shipped, and delivered in February and March of 2020 to those accounts.

During the nine months ended March 31, 2021, no major new accounts were onboarded. Walmart, our largest account, started carrying Nightfood in April 2021. While the initial purchase orders were received from Walmart in March 2021, delivery was requested for early April 2021. We book revenue not when product is shipped from our facility, but when it is received by the customer. As a result, zero Walmart revenue was recognized or reported for the quarter ending March 31, 2021. That revenue will be recognized in the quarter ending June 30, 2021.

Slotting fees for the nine months ended March 31, 2021 were $190,295 compared to the nine months ended March 31, 2020 when they were $428,650. Total operating expenses for the nine months ended March 31, 2021 were $1,660,420 compared to the nine months ended March 31, 2020 when they were $2,187,886. This decrease is due largely to a one-time impairment charge as an amortization of an intangible asset. Operating losses for the nine months ended March 31, 2021 were $1,389,501 compared to the nine months ended March 31, 2020 when they were $1,960,629.

For the nine months ended March 31, 2021 compared to the nine months ended March 31, 2020, we also experienced a change in derivative liabilities of $887,301 from ($612,093). This is largely the result of a significant increase in our stock price during the period and shows up as an expense on our income statement. For the nine months ended March 31, 2021 compared to the nine months ended March 31, 2020 total other expense, which includes the calculation for change in derivative liability, increased to $2,092,741 from $781,420.

Customers

During the nine months ended March 31, 2021, the Company had one customer account for approximately 31% of gross sales. One other customer accounted for approximately 27% of gross sales, and one other customer accounted for over 12% of gross sales. During the nine months ended March 31, 2020, one customer accounted for approximately 45% of the gross sales.

During the three months ended March 31, 2021, the Company had one customer account for approximately 44% of the gross sales. During the three months ended March 31, 2020, one customer accounted for approximately 36% of the gross sales while three other customers accounted for over 10% of gross sales.

Liquidity and Capital Resources

Since our inception, we have sustained operating losses. During the nine months ended March 31, 2021, we incurred a net loss of $3,453,142 (comprised of operating loss of $1,389,501 and other expenses of $2,074,040, most of which is comprised of changes in derivative liability and amortization of Beneficial Conversion Features related to convertible note financing and changes in the share price of the common stock) compared to $2,742,049 (comprised of operating loss of $1,960,629 and other expenses of $781,420, most of which is comprised of changes in derivative liability and amortization of Beneficial Conversion Features related to convertible note financing and changes in the share price of the common stock) for the nine months ended March 31, 2020. Much of these losses is largely a function of the way certain financing activities are recorded, and does not represent actual operating losses. As of March 31, 2021, we had cash on hand of $73,181, receivables of $44,033 and inventory value of $344,914.

From our inception in January 2010 through March 31, 2021, we have generated an accumulated deficit of approximately $21,084,364. It is expected we would incur additional operating losses during the course of fiscal 2021 and possibly thereafter. We plan to continue to pay or satisfy existing obligation and commitments and finance our operations, as we have in the past, primarily through the sale of our securities and other forms of external financing until such time that we are able to generate sufficient funds from the sale of our products to finance our operations, of which we can give no assurance.

Subsequent to the end of the quarter, the Company completed a financing round of $4,500,000, consisting of $3,000,000 in cash and the rollover of $1,500,000 of previously existing convertible debt. As of the date of this prospectus, the Company is debt-free.

The Company believes it has sufficient cash on hand to operate for the next several quarters. We do not believe our cash on hand will be adequate to satisfy our long-term working capital needs. We believe that our current capitalization structure, combined with ongoing increases in distribution, revenues, and market capitalization, will enable us to successfully secure required financing to continue our growth.

Because the business has limited operating history and sales, no certainty of continuation can be stated. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations.

Even if the Company is successful in raising additional funds, the Company cannot give any assurance that it will, in the future, be able to achieve a level of profitability from the sale of its products to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company has limited available cash resources and we do not believe our cash on hand will be adequate to satisfy our ongoing working capital needs as we continue to expand distribution. The Company is continuing to raise capital through private placement of our common stock, debt, and the use of convertible debt to finance the Company’s operations, of which it can give no assurance of success. However, we believe that our current capitalization structure, combined with the continued expansion of operations, will enable us to achieve successful financings to continue our growth.

Net Cash Used in Operating Activities

During the nine months ended March 31, 2021, net cash used in operating activities was $841,133 compared to $1,328,708 for the nine months ended March 31, 2020, much of which is related to non-cash items associated with to the ongoing capitalization of the Company during the reporting periods.

Net Cash Used in Investing Activities

During the nine months ended March 31, 2021, net cash of $0 was used in investing activities, compared to $333,333 for the nine months ended March 31, 2020.

Net Cash Provided by Financing Activities

During the nine months ended March 31, 2021, net cash aggregating $716,692 was provided by financing activities, compared to $1,742,000 for the nine months ended March 31, 2020.

Off-Balance Sheet Transactions

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

BUSINESS

Overview

We are in the business of manufacturing, marketing and distributing snacks specially formulated and promoted for evening consumption. Nightfood has developed a better-for-you, sleep-friendly line of ice creams which management believes will be the focus of our future development and growth. A large number of Americans snack at night, and the most common options tend to be high in sugar, fat, sodium, and calories; such snacks are generally understood to be unhealthy, can impair sleep quality and also impair health in general. We believe that our products are unique in the food industry and that there is a substantial market for nighttime specific snacks that are formulated with better sleep in mind.

Recent Developments

On April 19, 2021, we filed an Amended Certificate of Designation to authorize 5,000 shares of our newly designated Series B Preferred Stock. Each share of B Preferred has a liquidation preference of $1,000 and has no voting rights except as to matters pertaining to the rights and privileges of the B Preferred. Each share of B Preferred is convertible at the option of the holder thereof into 5,000 shares of our common stock (one share for each $0.20 of liquidation preference), and 5,000 common stock purchase warrants expiring April 16, 2026 at an exercise price of $0.30 per share. Commencing June 30, 2021 and for so long as 2,000 shares of B Preferred are outstanding, the holders of the B Preferred, voting as a class, shall be entitled to elect one member of our board of directors.

Upon the filing of the Certificate of Designation on April 19, 2021, we closed on the sale of 3,000 shares of B Preferred to 18 accredited investors for gross proceeds of $3,000,000 in an offering exempt from registration under Rule 506(b) under the Securities Act of 1933, as amended. In addition, Eagle Equities, LLC, the sole holder of our variable rate convertible promissory notes, accepted as full settlement of approximately $2,663,214 in principal and interest: (i) 1,500 shares of B Preferred; (ii) $1,300,000 in cash from the proceeds of the offering; and (iii) 1,200,000 shares of our common stock. As a result of this settlement, we no longer have any variable rate convertible notes, or any other convertible notes of any kind, outstanding.

Corporate Information

Our corporate address is 520 White Plains Road – Suite 500, Tarrytown, New York 10591 and our telephone number is 888-888-6444. We maintain a web site at www.nightfood.com, along with many additional web properties. Any information that may appear on our web sites does not constitute a part of this prospectus.

Industry Overview

We are an early-stage company that is seeking to establish a market within the snack industry by offering a line of snack foods that are specifically formulated for evening consumption. It is estimated that American consumers spend over $50 billion annually on snacks consumed at night, and this figure continues to grow. Moreover, industry data indicates that the most popular nighttime snack choices include products and categories that are traditionally considered high in calories, and “unhealthy” options, such as cookies, salty snacks (chips, pretzels, and popcorn), ice cream, and candy.

Our Products, Present and Proposed

Nightfood Holdings runs two distinct operating companies, each serving a different market segment with different products.

Nightfood, Inc.

Nightfood, Inc. is a snack company focused on manufacturing and distribution of snacks is formulated to be more appropriate for nighttime consumption. Nightfood ice cream was formulated by sleep and nutrition experts to satisfy nighttime cravings in a better, healthier, more sleep-friendly way.

Nightfood ice cream was originally manufactured in eight flavors. These are Full Moon Vanilla, Midnight Chocolate, Cold Brew Decaf, After Dinner Mint Chip, Milk & Cookie Dough, Cherry Eclipse, Bed and Breakfast, and Cookies n’ Dreams. Additional flavors have been developed, both dairy, and non-dairy, for future introduction based on retailer and consumer demand.

In February of 2020, Nightfood secured the endorsement of the American Pregnancy Association. With ice cream being the most widely reported pregnancy craving, and with pickles being another food notorious for pregnancy cravings, the Company manufactured and launched a ninth flavor, Pickles For Two.

Management believes consumer demand exists for better nighttime snacking options, and that a new consumer category consisting of nighttime specific snacks will emerge in the coming years. This belief is supported by research from major consumer goods research firms such as IRI Worldwide, and Mintel, who identified nighttime specific foods and beverages as one of the “most compelling and category changing trends” for 2017 and beyond.

In September 2020, Pepsi announced the launch of Driftwell, a beverage formulated with magnesium to help consumers relax and unwind before bed. And in March, 2021, Unilever, the world’s largest ice cream manufacturer, announced it had partnered with Microba Life Sciences to conduct a year-long research project on how diet can improve sleep.

We believe that elevated interest from global food and beverage giants continues to bring attention and validation to the sleep-diet connection. As a pioneer in the space, we view Nightfood as more than an ice cream company. Rather, we believe the Nightfood brand can continue to occupy a leadership role in the “sleep-friendly nutrition” category that we envision will continue to develop in the future.

American consumers spend over $50 billion annually on snacks consumed at night, and this figure continues to grow. A majority of adults are trying to eat foods and snacks that they understand will prevent or manage health problems and approximately 37% of consumers are willing to pay more for foods with perceived health benefits. Moreover, industry data indicates that the most popular nighttime snack choices include products and categories that are traditionally considered high in calories, and “unhealthy” options, such as cookies, salty snacks (chips, pretzels, and popcorn), ice cream, and candy.

While we continue to iterate on products, distribution, and marketing, we believe that nighttime nutrition is a billion dollar category in the making. We further believe that the Nightfood brand can be the pioneer and the leading brand in the night snacking category.

Nightfood maintains a Scientific Advisory Board consisting of sleep and nutrition experts to drive product formulation decisions, and provide consumer confidence in the brand promise. The first member of this advisory board was Dr. Michael Grandner, Director of the Sleep and Health Research Program at the University of Arizona. Dr. Grandner has been conducting research on the link between nutrition and sleep for over ten years, and he believes improved nighttime nutritional choices can improve sleep, resulting in many short and long-term health benefits. In March of 2018, the Company added Dr. Michael Breus to their Scientific Advisory Board. Breus, known to millions as The Sleep Doctor™, is believed to be the Nation’s most trusted authority on sleep. He regularly appears in the national media to educate and inform consumers so they can sleep better and lead happier, healthier, more productive lives. In July, 2018, we completed our Scientific Advisory Board with the addition of Lauren Broch, Ph.D, M.S. Dr. Broch is a sleep therapist and former Director of Education & Training at the Sleep-Wake Disorders Center at Weill Cornell Medical College. Uniquely, Dr. Broch also has a master’s degree in human nutrition. This unique combination allowed her to play an important role in the reformulation of our nutrition bars, and the development of Nightfood ice cream. These experts work with Company management to ensure Nightfood products deliver on their nighttime-appropriate, and sleep-friendly promises.

MJ Munchies, Inc.

MJ Munchies, Inc. is a Nevada corporation formed by us in January 2018 to exploit legally compliant opportunities in the CBD and marijuana edibles and related spaces. Since formation, MJ Munchies has built an intellectual property portfolio that includes a registered trademark for “Half-Baked” in the State of California relating to marijuana edibles, two pending federal trademark applications with the USPTO for “Half-Baked” relating to packaged snacks and beverages, respectively. We also acquired the HalfBaked.com domain, and several other related domain names and IP assets. This subsidiary and its operations have a nominal impact on our financial statements.

Since inception, MJ Munchies has applied for U.S. Trademark protection for a brand of Half-Baked snacks. MJ Munchies also acquired HalfBaked.com. In April, 2018, MJ Munchies entered into an initial brand licensing agreement for the Half-Baked mark with a licensed manufacturer of THC-infused edibles in the State of California under which the licensee manufactured and distributed a small pilot run of Half-Baked branded THC-infused cookies in California. Management may continue to seek a suitable licensing partner for the intellectual property the Company has secured.

While the Company believes significant opportunities will exist to launch successful and legally compliant products in this space, and that such opportunities will continue to grow over time, at this time the Company is concentrating on its Nightfood product line and no assurance can be given that we will ever begin actual production of products using the Half-Baked trademark. Even if production begins, we can neither assure market acceptance of our products nor that said snacks will not face ongoing legal challenges.

Production

To date, we have utilized contract manufacturers for producing our products, packaging for our products, and third-party logistics for warehousing and order fulfillment. Our current ice cream co-packer has confirmed available capacity to manufacture approximately 400,000 pints of Nightfood ice cream monthly. Management has had initial conversations with other manufacturing facilities to establish additional production capacity. When it becomes necessary, we do not anticipate adding additional production capacity through another facility to be a problem.

Marketing and Distribution

Nightfood ice cream is currently available in over 1,800 supermarket locations. These include chains such as Walmart, Harris Teeter (a division of Kroger), Shaws and Star Markets (a division of Albertsons), Jewel-Osco (also a division of Albertsons, Lowes Foods, Rouses Markets, and Central Market (a division of H-E-B). The product line has garnered extensive media interest, including coverage from outlets such as Oprah Magazine, USA Today, The Wall Street Journal, The Washington Post, The Food Network, The Today Show, Rachael Ray, and more. We believe that consumers seem very enthusiastic about the prospect of a sleep-friendly ice cream.

We are working with our retail partners on various marketing and promotional campaigns to drive trial and repeat purchase at the store level. In addition, marketing initiatives are aimed at both the mainstream consumer and the pregnancy community. Since receiving the endorsement as the Official Ice Cream of the American Pregnancy Association, partnerships and sponsorships have been secured and executed with Lamaze International, Ovia Health, the International Childbirth Education Association, and other influential pregnancy organizations and individuals.

Competition

The nutritional/snack food business is highly competitive and includes such participants as large companies like Mondelez, Nestle S.A. and Quaker Oats and more specialized companies such as Cliff Bar, Quest Nutrition and many smaller companies. Many of these competitors have well established names and products. We will initially compete based upon the unique nature of our product. However, other companies, including those with greater name recognition than us and greater resources may seek to introduce products that directly compete with our products. Management believes that if a competitor sought to develop a competing product, it could do so and begin to establish retail distribution in 12-24 months. Based on the current acquisition climate in the consumer goods space, Management believes that successful growth of the Nightfood ice cream line would likely bring acquisition offers from potential competitors before it would actually bring competition on the shelf from those same potential competitors.

Intellectual Property Rights

We own the registered trademark “Nightfood®” for the nutrition bar/snack/meal replacement category, and the ice cream category. We believe these marks will prove important and valuable to our business as we continue to pioneer the development of a new category of snacks that support relaxation with a sleep-friendly nutritional profile, specific to consumption at night, between dinner and bedtime. Additionally, we own the domain Nightfood.com as well as many other relevant domains such as late-night-snack.com, nighttimesnack.com, and nighttimesnacking.com, as well as Nightfood.us, Nightfood.net, TryNightfood.com, GetNightfood.com, NiteFood.com, TryNightfood.com, BuyNightfood.com, NightSnacking.com, and Night-Food.com. We also own the toll-free number 888-888-NIGHT. We rely on proprietary information as to our formulas and have non-disclosure agreements with our suppliers.

Personnel

Nightfood has no employees. Our CEO, Sean Folkson, and other key team members have consulting agreements with the Company. Through vendor and consultant relationships, Nightfood has dozens of personnel contributing to our operations and efforts on a regular basis. Should we be successful in further executing our business plan, we anticipate potentially hiring employees at some point to assist with various company functions. However, we also expect to continue to strategically outsource significantly to accomplish work that might otherwise be done by employees in a more traditional company. We do not at this time employ specific human capital measures or objectives to focus on in managing our business.

Customers

Our customers consist primarily of supermarkets and entities that distribute ice cream products to supermarkets and other retail outlets. In fiscal year 2020, we had one customer that accounted for approximately 41% of our gross sales. Eight other customers each accounted for between 3.7% and 9.7% of our gross sales. In fiscal year 2019, two customers made up over 10% of gross sales.

Development Plans

While Nightfood ice cream pints are currently available in divisions of some of the largest supermarket chains in the United States, including Walmart, Kroger, Albertsons, and H-E-B, we are working to simultaneously secure additional distribution opportunities, while also nurturing revenue growth and consumer growth in our existing points of distribution.

Since inception, additional distribution relationships were established with regional ice cream distributors and non-traditional retailers, with varying degrees of success. We will continue to work within the industry to identify opportunities to grow the Nightfood brand. In the future, outlets such as hotels, college campus bookstores, and other non-traditional outlets could develop into relevant elements of our distribution mix as the brand continues to grow awareness and distribution infrastructure.

Nightfood has nine ice cream flavors already in ongoing production, and an additional ten products have been developed or in late stages of development. These include additional flavors of Nightfood dairy-based ice cream as well as several flavors of non-dairy oat-based ice cream.

In addition to introduction of additional pint products, including such possibilities as non-dairy and keto-friendly versions of Nightfood pints, future expansion could also include frozen novelties, other popular nighttime snack formats, as well as sleep-friendly beverages. We have also done preliminary research on CBD-infused ice cream. Current FDA guidelines do not currently permit CBD to be used as an additive in food. While some companies are manufacturing and distributing food products with CBD, industry reports indicate that major retailers have been avoiding those products due to current FDA regulations.

Management believes opportunities will exist to expand into other snack food formats that are popular with nighttime snackers. Possibilities include chips, candy, cookies, popcorn, and more.

Properties

We do not own or lease any real estate. Our consultants, including Sean Folkson, our president, CEO and sole director, work out of their respective residence or other places of business, as the case may be, in the U.S. and around the world. We are also a member of a network of workspaces that our management uses on an as-needed basis. We believe that these facilities are adequate for our current and short-term needs, but would consider long-term leased office space as and when we commence hiring full-time employees.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business.

We are not currently a party in any legal proceeding or governmental regulatory proceeding nor are we currently aware of any pending or potential legal proceeding or governmental regulatory proceeding proposed to be initiated against us that would have a material adverse effect on us or our business.

MANAGEMENT

Our sole executive officer and director is as follows:

Name	Age	Position(s)
Sean Folkson	52	President, Chief Executive Officer and Director

Sean Folkson was elected president, CEO and a director upon formation of the Company in 2013. Mr. Folkson has also been CEO and President of our subsidiary Nightfood, Inc. since its formation in January 2010. From 2004 to 2009, he served as president of Specialty Equipment Direct, Inc. which is an online marketer of flooring maintenance equipment which he founded. In 1998, he founded AffiliatePros.com, Inc., a company engaged in assisting its clients with internet marketing which operated through 2008. Mr. Folkson received a B.A. in Business Administration with a concentration in marketing from the University at Albany in 1991.

Term of Office

Our director currently has a term which will end at our next annual meeting of the stockholders or until successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the Board of Directors.

Family Relationships

No family relationships exist among our officers, directors and consultants.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Each of our executive officers and directors has informed us that he has not been involved in any of the events specified in clauses (1) through (8) of Regulation S-K, Item 401(f). Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission.

Code of Ethics

We have determined that due to our early stage of development and our small size, the present adoption of a code of ethics is not appropriate. If we grow we will adopt a suitable code of ethics.

Additional Director

The Certificate of Designation for the Series B Preferred provides that commencing June 30, 2021 and for so long as at least 2,000 shares of Series B Preferred are outstanding, the holders of the B Preferred will be entitled to elect one person to our board of directors. As of the date of this prospectus, the designee of the Series B Preferred has not been identified.

Corporate Governance

Committees

Our board of directors currently only has one member and consequently does not currently have a compensation committee or nominating and corporate governance committee. If our board of directors were to significantly increase in size, we will consider the appropriateness of committees.

Audit Committee and Financial Expert

Presently, the board of directors acts as the audit committee. The board of directors does not have an audit committee financial expert. The board of directors has not yet recruited an audit committee financial expert to join the board of directors because we have only recently commenced a significant level of financial operations.

Director Independence

Our sole director is not deemed independent because he is our largest shareholder, CEO and sole full-time contracted worker.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash annual remuneration of our CEO and director during our past two fiscal years:

Name and Principal Position	Year (1)	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Sean Folkson	2020	$0	$0	$0	$0	$0	$0	$96,000	(2)	$96,000
President and CEO	2019	$0	$0	$0	$0	$0	$0	$117,824	(2)	$117,824

(1)	Represents the Company’s fiscal year ended June 30.

(2)	As total compensation for all services provided, Mr. Folkson earns a consulting fee of $6,000 monthly, which began accruing on January 1, 2015. Prior to that, Mr. Folkson had worked for the Company for several years without taking any fees or salary. No payments of the accruing consulting fees were made to Mr. Folkson until November 28, 2017. To pay off the accumulated accrued balance over time, the Company proceeded to make payments to Mr. Folkson to pay down some of the accrued fees. Accordingly, during Fiscal 2019, Mr. Folkson was paid $117,824 in cash toward the balance of consulting fees owed to him while simultaneously accruing new consulting fees of $72,000. As a net result, the balance owed to Folkson decreased by $45,284 during that year. During Fiscal 2020, Mr. Folkson was paid $96,000 in cash toward the balance of consulting fees owed to him. A $9,974 balance remained owed to Mr. Folkson as of June 30, 2020.

The Company has not paid and has no present plan to give any compensation other than cash and the granting of shares of common stock. The Company does not have any Stock Option Plan or other equity compensation plans.

Consulting Agreement

A consulting agreement exists between Mr. Folkson and the Company, whereby Mr. Folkson receives $6,000 in consulting fees each month, beginning January, 2015.

In June of 2018, the Company entered into a new consulting agreement with Mr. Folkson, which included a modified compensation structure. The new Consulting Agreement contains the identical cash compensation allowance of $6,000 monthly. In addition, Mr. Folkson would earn warrants with a strike price of $.50 when the Company hit certain revenue milestones. A similar agreement was entered into by the parties with a term starting on July 1, 2019.

In December, 2017, Mr. Folkson elected to purchase 80,000 warrants to acquire shares of NGTF stock with a strike price of $.20 and a term of 36 months. To acquire these warrants, Mr. Folkson paid $.15 per warrant, totaling $12,000, treated as a $12,000 reduction to the amount owed to Mr. Folkson under the consulting agreement.

Termination of Employment

There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named in the Summary Compensation Table set forth above that would in any way result in payments to any such person because of his or her resignation, retirement or other termination of such person’s employment with us.

Outstanding Equity Awards

Stock Options

No grants of stock options or stock appreciation rights were made during the year ended June 30, 2020. We have no stock options outstanding.

Long Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

Director Compensation

Mr. Folkson, the sole director of the Company, receives compensation for his services to the Company as set forth above under “-Summary Compensation Table.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information in the following table sets forth the beneficial ownership of our shares of common stock as of the date of this prospectus by: (i) our officers and directors; (ii) all officers and directors as a group; (iii) each shareholder (other than the Selling Shareholders whose ownership is listed elsewhere in this prospectus  ) who beneficially owns more than 5% of any class of our voting securities, including those shares subject to outstanding options.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to warrants currently exercisable or which may become exercisable within 60 days of May 25, 2021 are deemed outstanding and beneficially owned by the person holding such warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The following table provides for percentage ownership based on 79,916,159 shares are outstanding as of May 25, 2021. Unless otherwise indicated, the address of each beneficial holder of our Common Stock is our corporate address.

Name and address of owner	Amount owned	Percent of class

5% or Greater Shareholder:
Eagle Equities, LLC (1)	(2)	9.99%

Executive Officers and Directors:
Sean Folkson (3)	17,153,568	21.36%

All officers and directors as a group (1 person)	17,153,568	21.36%

(1)	The address of Eagle Equities, LLC is 390 Whalley Drive, New Haven, CT 06511. Yanky Borenstein has sole voting and investment control over these shares.
(2)	Eagle Equities, LLC beneficially owns 1,500 shares of B Preferred, which convert into 7,500,000 shares of our common stock plus warrants to purchase an additional 7,500,000 shares of our common stock; provided, however, in no event (a) shall such shares of B Preferred be converted if it would result in the holder beneficially owning, along with all other shares of common stock beneficially held by the holder, in excess of 9.99% of the outstanding shares of common stock of the Company and (b) shall the warrants underlying the B Preferred be exercised if it would result in the holder beneficially owning, along with all other shares of common stock beneficially held by the holder, in excess of 4.99% (or 9.99% upon election by the holder) of the outstanding shares of common stock of the Company.
(3)	Includes (a) 5,360,000 shares held by family trusts, and (b) warrants to purchase 400,000 shares of our common stock. Mr. Folkson also owns 10,000 shares of our Series A Preferred Stock, which votes with the common stock and has an aggregate of 100,000,000 votes, giving Mr. Folkson effective voting control in all matters involving the vote of the common stock.

Changes in Control

Our management is not aware of any arrangements which may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We consider “related party transactions” to be transactions between our Company and (i) a director, officer, director nominee or beneficial owner of greater than five percent of our stock; (ii) the spouse, parents, children, siblings or in-laws of any person named in (i); or (iii) an entity in which one of our directors or officers is also a director or officer or has a material financial interest. Our Board of Directors is vested with the responsibility of evaluating and approving any potential related party transaction. We do not have any formal policies or procedures for related party transactions.

Sean Folkson, our founder, President and CEO, and sole director, had advanced an aggregate of $134,517 to us to fund our operations over a period of years. This debt has since been converted to equity as outlined below.

The Company did not receive any funds from Mr. Folkson, the Company’s Chief Executive Officer and related party, during the fiscal years ended 2020 and 2019, respectively.

Effective May 6, 2015, the Company entered into a consulting agreement with Sean Folkson. The agreement was retroactive to January 1, 2015. In exchange for services provided to the Company by Mr. Folkson, the Company agreed to pay him $6,000 monthly. This compensation expense started accruing on January 1, 2015, and accrued on a monthly basis through June 2020.

In June of 2018, and again in June of 2019, the Company entered into updated consulting agreements with Mr. Folkson, which included a modified compensation structure. Each new Consulting Agreement contained the identical cash compensation allowance of $6,000 monthly. In addition, Mr. Folkson would earn warrants with a strike price of $.50 or $1 when the Company hit certain revenue milestones. All warrants earned under Mr. Folkson’s current agreement would convert into restricted shares, shall carry a cashless provision, and must be exercised within 90 days of the filing of the Form 10-Q or Form 10-K on which such revenues are reported.

In December, 2017, Mr. Folkson elected to purchase 80,000 warrants with a strike price of $.20 and a term of 36 months. To acquire these warrants, Mr. Folkson paid $.15 per warrant, totaling $12,000, treated as a $12,000 reduction to the amounts owed to Mr. Folkson by the Company. In November, 2018, Mr. Folkson exercised an existing warrant and received 400,000 shares of our common stock in exchange for a $120,000 reduction in the amount of accrued consulting fees he was owed. This activity resulted in a decrease in related party accruals of $164,000.

On January 20, 2021, we entered into an Agreement For Shareholder Lock-Up And Acquisition Of Warrants with Sean Folkson, pursuant to which Mr. Folkson agreed to not transfer, sell, or otherwise dispose of any shares of his stock of the Company until February 4, 2022. In return, the Company issued to Mr. Folkson 400,000 warrants with a strike price of $.30 per share, which expire on February 4, 2022.

Other than the above transactions, there have been no related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 Regulation S-K. The Company is currently not a subsidiary of any company.

LEGAL MATTERS

The validity of the shares of common stock covered by this prospectus will be passed upon by Ruskin Moscou Faltischek, PC, Uniondale, NY.

EXPERTS

The consolidated financial statements of the Company for the fiscal years ended June 30, 2020 and 2019 appearing in this prospectus have been audited by RBSM LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under Nevada Law and our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act by the Company is as follows:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the rules of the Securities and Exchange Commission, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by NightFood Holdings, Inc. can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. We will provide to the record holders of our securities a copy of our annual reports containing audited financial statements and such periodic and quarterly reports free of charge upon request. The Commission also maintains a website that contains reports, proxy statements, information statements and other information located at http://www.sec.gov. This prospectus does not contain all the information required to be in the registration statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

Nightfood Holdings, Inc.

Consolidated Financial Statements

For the years ended June 30, 2020 and 2019

Report of Independent Registered Public Accounting Firm

The Stockholders and the Board of Directors of

Nightfood Holdings, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nightfood Holdings, Inc. and Subsidiaries (collectively, the “Company”) as of June 30, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended June 30, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2020, in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations, will require additional capital to fund its current operating plan, and has an accumulated deficit that raise substantial doubt exists about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2014.

New York, NY

October 13, 2020

Nightfood Holdings, Inc.

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2020	2019

ASSETS

Current assets:
Cash	$197,622	$30,142
Accounts receivable (net of allowance of $0 and $0, respectively)	61,013	45,086
Inventories	275,605	406,439
Other current assets	398,085	1,000
Total current assets	932,325	482,667

Total assets	$932,325	$482,667

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,286,149	$496,809
Accrued expense-related party	9,974	33,974
Accrued interest	192,625	-
Convertible notes payable-net of debt discounts and unamortized beneficial conversion feature	2,330,189	1,117,741
Fair value of derivative liabilities	1,590,638	1,306,748
Short-term borrowings- line of credit	3,897	-
Total current liabilities	5,413,472	2,955,272

Commitments and contingencies	-	-

Stockholders’ deficit:
Preferred stock, ($0.001 par value, 1,000,000 shares authorized, and 1,000 issued and outstanding as of June 30, 2020 and 2019, respectively)	1	1
Common stock, ($0.001 par value, 200,000,000 shares authorized, and 61,796,680 issued and outstanding as of June 30, 2020 and 53,773,856 issued and outstanding as of June 30, 2019, respectively)	61,797	53,774

Additional paid in capital	13,088,177	10,692,679
Accumulated deficit	(17,631,122)	(13,219,059)
Total stockholders’ deficit	(4,481,147)	(2,472,605)
Total Liabilities and Stockholders’ Deficit	$932,325	$482,667

The accompanying notes are an integral part of these consolidated financial statements

Nightfood Holdings, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the	For the
	Year	Year
	Ended	Ended
	June 30, 2020	June 30, 2019

Revenues, net of slotting and promotion	$241,673	$352,172

Operating expenses
Cost of product sold	472,131	190,251
Amortization of intangible assets	500,000	-
Impairment of intangible assets	500,000
Advertising and promotional	403,639	732,297
Selling, general and administrative	406,072	559,996
Professional Fees	683,706	781,178
Total operating expenses	2,965,548	2,263,722

Loss from operations	(2,723,875)	(1,911,550)

Other expenses
Interest expense – bank debt	463	-
Interest expense – shareholder	281,387	95,805
Interest expense – other	159,572	83,223
Loss on debt extinguishment upon note conversion, net	395,781	-
Change in fair value of derivative liability	(858,774)	712,627
Amortization of Beneficial Conversion Feature	1,709,759	1,794,359
Other Expense	-	779
Total other expenses	1,688,188	2,686,793

Provision for income tax	-	-

Net loss	$(4,412,063)	$(4,598,343)

Basic and diluted net loss per common share	$(0.08)	$(0.09)

Weighted average shares of capital outstanding – basic and diluted	57,443,347	47,827,114

The accompanying notes are an integral part of these consolidated financial statements

Nightfood Holdings, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

Years ended June 30, 2020 and 2019

	Common Stock		Preferred Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Deficit
Balance, July 1, 2018	42,608,329	42,608	-	-	5,919,152	(8,620,714)	(2,658,954)
Common stock issued for services	483,808	484	1,000	1	345,172	-	345,657
Common stock issued for interest	667,959	668			95,137	-	95,805
Common stock issued for cash	84,389	84			49,916	-	50,000
Common stock issued for accounts payable	281,957	282			63,568		63,850
Issuance of warrants	400,000	400			164,426	-	164,826
Issuance of common stock for debt	9,247,414	9,248			1,318,705	-	1,327,953
Loss on fair value of shares issued upon note conversion	-	-			2,736,601	-	2,736,601
Net loss	-	-	-	-	-	(4,598,343)	(4,598,343)
Balance, June 30, 2019	53,773,856	$53,774	1,000	1	$10,692,677	$(13,219,059)	$(2,472,605)
Common stock issued for services	1,385,990	1,386			307,382	-	308,768
Common stock issued for interest	580,666	581			88,181	-	88,762
Issuance of common stock for debt	6,056,168	6,056			954,944	-	961,000
Issuance of warrants					67,990		67,990
Loss on fair value of shares issued upon notes conversion	-	-			977,000	-	977,000
Net loss	-	-			-	(4,412,063)	(4,412,063)
Balance, June 30, 2020	61,796,680	61,797	1,000	1	13,088,177	(17,631,122)	(4,481,147)

The accompanying notes are an integral part of these consolidated financial statements

Nightfood Holdings, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Year Ended June 30, 2020	For The Year Ended June 30, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,412,063)		$(4,598,343)
Adjustments to reconcile net loss to net cash used in operations activities:
Stock issued for services	308,768		345,656
Amortization of debt discount and deferred financing fees	1,709,759		1,794,359
Amortization of intangible assets	500,000		-
Deferred financing fees and financing costs	159,572		-
Warrants issued for services	67,990		44,826
Loss on debt extinguishment upon note conversion, net	395,781		-
Change in derivative liability	(858,774)		795,699
Stock issued for interest	88,762		95,805
Impairment expense	500,000		-
Change in operating assets and liabilities:
Accounts receivable	(15,927)		(45,086
Inventories	130,834		(303,230)
Other current assets	(397,085)		2,210
Accounts payable	122,673		344,878
Accrued expenses	168,626		(44,001)

Net cash used in operating activities	(1,531,084)		(1,567,227)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for purchase of intangible asset	(333,333)		-
Net cash provided by investing activities	(333,333)		-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	-		50,000
Proceeds from the issuance of debt-net	2,028,000		1,602,005
Repayment of convertible debt	-		(102,076)
Repayment of short-term debt	3,897		(1,000)
Net cash provided by financing activities	2,031,897		1,548,929

NET INCREASE IN CASH AND CASH EQUIVALENTS	167,480		18,298

Cash and cash equivalents, beginning of year	30,142		48,440
Cash and cash equivalents, end of year	$197,622		$30,142

Supplemental Disclosure of Cash Flow Information:
Cash Paid For:
Interest	$-		$-
Income taxes	$-		$-
Summary of Non-Cash Investing and Financing Information:
Initial derivative liability and Debt discount due to beneficial conversion feature on notes issued	$1,684,711		$1,482,314
Stock issued for conversion of debt	$961,000		$1,327,953
Derivative liability reclassed to loss on extinguishment of debt upon notes conversion	$581,219	$
Intangible assets acquired and adjusted in accounts payable balance	$666,667		$-
Stock issued for interest	$88,762		$95,805

The accompanying notes are an integral part of these consolidated financial statements

Nightfood Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business	Nightfood Holdings, Inc. (the “Company”) is a Nevada Corporation organized October 16, 2013 to acquire all of the issued and outstanding shares of Nightfood, Inc., a New York Corporation from its sole shareholder, Sean Folkson. All of its operations are conducted by its two subsidiaries: Nightfood, Inc. (“Nightfood”) and MJ Munchies, Inc.( “Munchies”). Nightfood’s business model is to manufacture and distribute ice cream specifically formulated for nighttime snacking to help consumers satisfy nighttime cravings in a better, healthier, more sleep friendly way. Munchies has acquired a portfolio of intellectual property around the brand name Half-Baked, and is seeking to license such property to operating partners in the CBD and marijuana space.

		●	The Company’s fiscal year end is June 30.

		●	The Company currently maintains its corporate address in Tarrytown, New York.

2.	Summary of Significant Accounting Policies	●

Management is responsible for the fair presentation of the Company’s financial statements, prepared in accordance with U.S. generally accepted accounting principles (GAAP).

The consolidated financial statements include the accounts of Nightfood Holdings, Inc. and its wholly owned subsidiaries, NightFood, Inc. and MJ Munchies, Inc. The Company consolidates all majority-owned and controlled subsidiaries in accordance with applicable standards. All material intercompany accounts and balances have been eliminated in consolidation.

	Use of Estimates	●	The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in the determination of beneficial conversion features, derivative liabilities, depreciation and amortization, the valuation for non-cash issuances of common stock, and the website, income taxes and contingencies, among others.

	Beneficial Conversion Feature	●

For conventional convertible debt where the rate of conversion is below market value, the Company records any “beneficial conversion feature” (“BCF”) intrinsic value as additional paid in capital and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The discount is amortized over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

	Debt Issue Costs	●	The Company may pay debt issue costs in connection with raising funds through the issuance of debt whether convertible or not or with other consideration. These costs are recorded as debt discounts and are amortized over the life of the debt to the statement of operations as amortization of debt discount.

	Original Issue Discount	●	If debt is issued with an original issue discount, the original issue discount is recorded to debt discount, reducing the face amount of the note and is amortized over the life of the debt to the statement of operations as amortization of debt discount. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

	Valuation of Derivative Instruments	●	ASC 815 “Derivatives and Hedging” requires that embedded derivative instruments be bifurcated and assessed, along with free-standing derivative instruments such as warrants, on their issuance date and measured at their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option pricing formula. Upon conversion of a note where the embedded conversion option has been bifurcated and accounted for as a derivative liability, the Company records the shares at fair value, relieves all related notes, derivatives and debt discounts and recognizes a net gain or loss on debt extinguishment.

Reclassification	●	The Company may make certain reclassifications to prior period amounts to conform with the current year’s presentation. These reclassifications did not have a material effect on its consolidated statement of financial position, results of operations or cash flows.

Recent Accounting Pronouncements

The Company reviews all of the Financial Accounting Standard Board’s updates periodically to ensure the Company’s compliance of its accounting policies and disclosure requirements to the Codification Topics.

In May 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-09, Revenue from Contracts with Customers, to establish ASC Topic 606, (ASC 606). ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition and most industry-specific guidance throughout the Industry Topics of the Codification. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance includes a five-step framework that requires an entity to: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when the entity satisfies a performance obligation. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The standard became effective for us beginning on July 1, 2018 and did not have a material impact on our financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10) – Recognition and Measurement of Financial Assets and Financial Liabilities, which requires all investments in equity securities with readily determinable fair value to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee). ASU 2016-01 is intended to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information and removes the requirement to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost on the balance sheet. For public companies, the new standard is effective for annual periods beginning after December 15, 2017, including interim periods within the fiscal year. For all other entities, including emerging growth companies, ASU 2016-01 is effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company evaluated the impact on the financial statements and implemented the provisions of ASU 2016-01 for the annual financial statements for the year ended June 30, 2020.  This new standard did not have a material impact on our financial statements or related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) and subsequently amended the guidance relating largely to transition considerations under the standard in January 2017, to increase transparency and comparability among organizations by requiring the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. Most prominent among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases under current U.S. GAAP. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. We will be required to recognize and measure leases existing at, or entered into after, the beginning of the earliest comparative period presented using a modified retrospective approach, with certain practical expedients available.

The standard became effective for us beginning July 1, 2019. We have reviewed this and have determined that there is no material impact on our financial statements.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share, Distinguishing Liabilities from Equity and Derivatives and Hedging, which changes the accounting and earnings per share for certain instruments with down round features. The amendments in this ASU should be applied using a cumulative-effect adjustment as of the beginning of the fiscal year or retrospective adjustment to each period presented and is effective for annual periods beginning after December 15, 2018, and interim periods within those periods. We adopted this guidance effective July 1, 2019. The adoption of this guidance did not materially impact our financial statements and related disclosures.

In February 2018, the Financial Accounting Standards Board (“FASB”) issued ASC Update No 2018-02 (Topic 220) Income Statement – Reporting Comprehensive Income: Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.  This ASC update allows for a reclassification into retained earnings of the stranded tax effects in accumulated other comprehensive income (“AOCI”) resulting from the enactment of the Tax Cuts and Jobs Act (“TCJA”). The updated guidance is effective for interim and annual periods beginning after December 15, 2018.  We adopted this guidance effective July 1, 2019. The adoption of this guidance did not materially impact our financial statements and related disclosures.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees and supersedes the guidance in Subtopic 505-50, Equity - Equity-Based Payments to Non-Employees. Under ASU 2018-07, equity-classified nonemployee share-based payment awards are measured at the grant date fair value on the grant date The probability of satisfying performance conditions must be considered for equity-classified nonemployee share-based payment awards with such conditions. ASU 2018-07 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We adopted this guidance effective July 1, 2019. The adoption of this guidance did not materially impact our financial statements and related disclosures.

In July 2018, the FASB issued ASU 2018-09 to provide clarification and correction of errors to the Codification. The amendments in this update cover multiple Accounting Standards Updates. Some topics in the update may require transition guidance with effective dates for annual periods beginning after December 15, 2018. We adopted this guidance effective July 1, 2019. The adoption of this guidance did not materially impact our financial statements and related disclosures.

The Company will continue to monitor these emerging issues to assess any potential future impact on its financial statements.

Derivative Financial Instruments	●

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. For stock based derivative financial instruments, Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value from inception is made quarterly and appears in results of operations as a change in fair market value of derivative liabilities.

Cash and Cash Equivalents	●	The Company classifies as cash and cash equivalents amounts on deposit in the banks and cash temporarily in various instruments with original maturities of three months or less at the time of purchase.

Fair Value of Financial Instruments	●	Statement of financial accounting standard FASB Topic 820, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Inventories	●	Inventories consisting of packaged food items and supplies are stated at the lower of cost (FIFO) or net realizable value, including provisions for spoilage commensurate with known or estimated exposures which are recorded as a charge to cost of sales during the period spoilage is incurred.

Advertising Costs	●	Advertising costs are expensed when incurred and are included in advertising and promotional expense in the accompanying statements of operations. Included in this category are expenses related to public relations, investor relations, new package design, website design, design of promotional materials, cost of trade shows, cost of products given away as promotional samples, and paid advertising. The Company recorded advertising costs of $403,639 and $732,297 for the years ended June 30, 2020 and 2019, respectively.

Income Taxes	●	The Company has not generated any taxable income, and, therefore, no provision for income taxes has been provided.

	●	Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with FASB Topic 740, “Accounting for Income Taxes”, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

●	A valuation allowance has been recorded to fully offset the deferred tax asset even though the Company believes it is more likely than not that the assets will be utilized.

●	The Company’s effective tax rate differs from the statutory rates associated with taxing jurisdictions because of permanent and temporary timing differences as well as a valuation allowance.

Revenue Recognition	●	The Company generates its revenue by selling its nighttime snack products wholesale and direct to consumer.

●	All sources of revenue are recorded pursuant to FASB Topic 606 Revenue Recognition, to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This includes a five-step framework that requires an entity to: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when the entity satisfies a performance obligation. In addition, this revenue generation requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

●	The Company offers sales incentives through various programs, consisting primarily of advertising related credits. The Company records advertising related credits with customers as a reduction to revenue as no identifiable benefit is received in exchange for credits claimed by the customer.

●

The Company revenue from contracts with customers provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The Company incurs costs associated with product distribution, such as freight and handling costs. The Company has elected to treat these costs as fulfillment activities and recognizes these costs at the same time that it recognizes the underlying product revenue. As this policy election is in line with the Company’s previous accounting practices, the treatment of shipping and handling activities under FASB Topic 606 did not have any impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

The adoption of ASC 606 did not result in a change to the accounting for any of the Company’s revenue streams that are within the scope of the amendments. The Company’s services that fall within the scope of ASC 606 are recognized as revenue as the Company satisfies its obligation to the customer.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which updates revenue recognition guidance relating to contracts with customers. This standard states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This standard is effective for annual reporting periods, and interim periods therein, beginning after July 1, 2018. The Company adopted ASU 2014-09 and its related amendments (collectively known as “ASC 606”) during the first quarter of fiscal 2019 using the full retrospective method.

Management reviewed ASC 606-10-32-25 which states “Consideration payable to a customer includes cash amounts that an entity pays, or expects to pay, to the customer (or to other parties that purchase the entity’s goods or services from the customer). Consideration payable to a customer also includes credit or other items (for example, a coupon or voucher) that can be applied against amounts owed to the entity (or to other parties that purchase the entity’s goods or services from the customer). An entity shall account for consideration payable to a customer as a reduction of the transaction price and, therefore, of revenue unless the payment to the customer is in exchange for a distinct good or service (as described in paragraphs 606-10-25-18 through 25-22) that the customer transfers to the entity. If the consideration payable to a customer includes a variable amount, an entity shall estimate the transaction price (including assessing whether the estimate of variable consideration is constrained) in accordance with paragraphs 606-10-32-5 through 32-13.”

If the consideration payable to a customer is a payment for a distinct good service, then in accordance with ASC 606-10-32-26, the entity should account for it the same way that it accounts for other purchases from suppliers (expense). Further, “if the amount of consideration payable to the customer exceeds the fair value of the distinct good or service that the entity receives from the customer, then the entity shall account for such an excess as a reduction of the transaction price. If the entity cannot reasonably estimate the fair value of the good or service received from the customer, it shall account for all of the consideration payable to the customer as a reduction of the transaction price.”

Under ASC 606-10-32-27, if the consideration payable to a customer is accounted for as a reduction of the transaction price, “an entity shall recognize the reduction of revenue when (or as) the later of either of the following events occurs:

a)	The entity recognizes revenue for the transfer of the related goods or services to the customer.
b)	The entity pays or promises to pay the consideration (even if the payment is conditional on a future event). That promise might be implied by the entity’s customary business practices.”

Management reviewed each arrangement to determine if each fee paid is for a distinct good or service and should be expensed as incurred or if the Company should recognize the payment as a reduction of revenue.

The Company recognizes revenue upon shipment based on meeting the transfer of control criteria. The Company has made a policy election to treat shipping and handling as costs to fulfill the contract, and as a result, any fees received from customers are included in the transaction price allocated to the performance obligation of providing goods with a corresponding amount accrued within cost of sales for amounts paid to applicable carriers.

Concentration of Credit Risk	●	Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits at financial institutions. At various times during the year, the Company may exceed the federally insured limits. To mitigate this risk, the Company places its cash deposits only with high credit quality institutions. Management believes the risk of loss is minimal. At June 30, 2020 and 2019 the Company did not have any uninsured cash deposits.

Receivables Concentration	●

As of June 30, 2020, the Company had receivables due from seven customers, two of whom accounted for over 20% of the outstanding balance. Four of the other five accounted for over 10% of the total balance. As of June 30, 2019, the Company had receivables due from six customers, three of whom accounted for over 20% of the outstanding balance.

Beneficial Conversion Feature	●

For conventional convertible debt where the rate of conversion is below market value, the Company records any “beneficial conversion feature” (“BCF”) intrinsic value as additional paid in capital and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The discount is amortized over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Debt Issue Costs	●	The Company may pay debt issue costs in connection with raising funds through the issuance of debt whether convertible or not or with other consideration. These costs are recorded as debt discounts and are amortized over the life of the debt to the statement of operations as amortization of debt discount.

Original Issue Discount	●	If debt is issued with an original issue discount, the original issue discount is recorded to debt discount, reducing the face amount of the note and is amortized over the life of the debt to the statement of operations as amortization of debt discount. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Valuation of Derivative Instruments	●	ASC 815 “Derivatives and Hedging” requires that embedded derivative instruments be bifurcated and assessed, along with free-standing derivative instruments such as warrants, on their issuance date and measured at their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option pricing formula. Upon conversion of a note where the embedded conversion option has been bifurcated and accounted for as a derivative liability, the Company records the shares at fair value, relieves all related notes, derivatives and debt discounts and recognizes a net gain or loss on debt extinguishment.

Income Per Share	●

Net income per share data for both the years ending June 30, 2020 and 2019, is based on net income available to common shareholders divided by the weighted average of the number of common shares outstanding.

Impairment of Long-lived Assets	●

The Company accounts for long-lived assets in accordance with the provisions of FASB Topic 360, Accounting for the Impairment of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Fair values are determined based on quoted market value, discounted cash flows or internal and external appraisals, as applicable.

During the years ended June 30, 2020 and 2019, the Management determined and impaired $500,000 and $-0-, respectively as impairment on intangible asset

ASC 350-50-05-01 states “ on accounting for costs incurred to develop a website, including whether to capitalize or expense the following types of costs:

		a)	Costs incurred in the planning stage
		b)	Costs incurred in the website application and infrastructure development stage
		c)	Costs incurred to develop graphics
		d)	Costs incurred to develop content
		e)	Costs incurred in the operating stage.”

ASC 350-50-25-6 states “Costs incurred to purchase software tools, or costs incurred during the application development stage for internally developed tools, shall be capitalized unless they are used in research and development and meet either of the following conditions:

		a)	They do not have any alternative future uses.
		b)	They are internally developed and represent a pilot project or are being used in a specific research and development project (see paragraph 350-40-15-7).”

Further, at ASC 350-50-25-7, “Costs to obtain and register an Internet domain shall be capitalized under Section 350-30-25.”

During the years ended June 30, 2020 and 2019, the Management determined and capitalized $1,000,000 and $-0-, respectively, under ASC 350-50 and accounted as an intangible asset and amortized the costs over the life of the relationship.

Derivative Financial Instruments	●

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. For stock based derivative financial instruments, fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value from inception is made quarterly and appears in results of operations as a change in fair market value of derivative liabilities.

Restatement of Prior Financial Information	Subsequent to Form 10K for the year ended June 30, 2019 filing, during the interims review and based on such reviews, the following determinations were made by the Company:

Error in Accounting for Slotting and Set-up Fees

During our review, we determined that the accounting treatment for the recognition of slotting fees and other fees paid or payable by the Company to certain strategic partners was incorrect. Specifically, it has been determined that revenue relating to the slotting fee, which was originally capitalized and amortized into expense over an 18-month period should instead be treated as a reduction in revenue at the later of recognition of revenue for the transfer of the Nightfood product or when the Company pays or promised to pay the slotting fee. In addition, certain fees related to platforms to launch our products and advertising efforts should have been capitalized and recorded as an intangible asset. The Company previously recorded a portion of this fee as an intangible asset – placement fee and expensed the remaining amount as advertising expense in the Period Ended December 31, 2019.

In accordance with the guidance provided by the SEC’s Staff Accounting Bulletin 99, Materiality (“SAB 99”) and Staff Accounting Bulletin 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), the Company has determined that the impact of adjustments relating to the corrections of this accounting error are not material to previously issued annual audited and unaudited financial statements. Accordingly, these changes are disclosed herein and will be disclosed prospectively.

	As of June 30, 2019 (A)
	Previously Reported	Adjustments	As Corrected
Consolidated Balance Sheet
Current assets	$482,667	$487,500	$970,167
Current liabilities	$2,955,272	$223,333	$3,178,605
Working capital (deficit)	$(2,472,605)	$264,167	$(2,208,438)
Total assets	$482,667	$487,500	$970,167
Total liabilities	$2,955,272	$223,333	$3,178,605
Total stockholders’ deficit	$(2,472,605)	$264,167	$(2,208,438)

(A)	The balance sheet impact of the errors was corrected in the quarter ended September 30, 2019.

	As of September 30, 2019
	Previously Reported	Adjustments	As Corrected
Consolidated Balance Sheet
Current assets	$858,216	$387,917	$1,246,133
Current liabilities	$3,287,252	$1,151,666	$4,438,918
Working capital (deficit)	$(2,429,036)	$(763,749)	$(3,192,785)
Total assets	$858,216	$1,221,250	$2,079,466
Total liabilities	$3,287,252	$1,151,666	$4,438,918
Total stockholders’ deficit	$(2,429,036)	$69,584	$(2,359,452)

	As of December 31, 2019
	Previously Reported	Adjustments	As Corrected
Consolidate Balance Sheet
Current assets	$577,944	$408,294	$986,238
Current liabilities	$4,514,446	$249,007	$4,763,453
Working capital (deficit)	$(3,936,502)	$159,287	$(3,777,215)
Total assets	$1,550,298	$102,607	$1,652,905
Total liabilities	$4,514,446	$249,007	$4,763,453
Total stockholders’ deficit	$(2,964,148)	$(146,400)	$(3,110,548)

	For the Year Ended June 30, 2019 (A)
	Previously Reported	Adjustments	As Corrected
Consolidated Statements of Operations
Revenues	$352,172	$-	$352,172
Operating expenses	$2,263,722	$(264,167)	$1,999,555
Loss from operations	$(1,911,550)	$264,167	$(1,647,383)
Other income (expenses)	$2,686,793	$-	$2,686,793
Net income (loss)	$(4,598,343)	$264,167	$(4,334,176)
Basic & diluted EPS	$(0.09)	$-	$(0.09)

(A)	The income statement impact of the errors was corrected in the quarter ended September 30, 2019.

	For the Three Months Ended September 30, 2019
	Previously Reported	Adjustments	As Corrected
Consolidated Statements of Operations
Revenues	$206,497	$(160,000)	$46,497
Operating expenses	$570,858	$(229,584)	$341,274
Loss from operations	$(364,361)	$69,584	$(294,777)
Other income (expenses)	$218,803	$-	$218,803
Net income (loss)	$(583,164)	$69,584	$(513,580)
Basic & diluted EPS	$(0.01)	$-	$(0.01)

	For the Six Months Ended December 31, 2019
	Previously Reported	Adjustments	As Corrected
Consolidated Statements of Operations
Revenues	$379,488	$(271,706)	$107,782
Operating expenses	$1,326,290	$(125,306)	$1,200,984
Loss from operations	$(946,802)	$(146,400)	$(1,093,202)
Other income (expenses)	$557,320	$-	$557,320
Net income (loss)	$(1,504,122)	$(146,400)	$(1,650,522)
Basic & diluted EPS	$(0.02)	$-	$(0.02)

	For the Three Months Ended December 31, 2019
	Previously Reported	Adjustments	As Corrected
Consolidated Statements of Operations
Revenues	$172,991	$(111,706)	$61,285
Operating expenses	$755,432	$104,278	$859,710
Loss from operations	$(582,441)	$(215,984)	$(798,425)
Other income (expenses)	$338,517	$-	$338,517
Net income (loss)	$(920,958)	$(215,984)	$(1,136,942)
Basic & diluted EPS	$(0.02)	$-	$(0.02)

3.	Going Concern	●	The Company’s financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. Because the business is new and has limited operating history and relatively few sales, no certainty of continuation can be stated.

●

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. For the year ended June 30, 2020, the Company had a net loss of $4,412,063, negative cash flow from operations of $1,531,084 and accumulated deficit of $17,631,122. Management is taking steps to raise additional funds to address its operating and financial cash requirements to continue operations in the next twelve months. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations.

The Company has limited available cash resources and we do not believe our cash on hand will be adequate to satisfy our ongoing working capital needs. The Company is continuing to raise capital through private placement of our common stock and through the use of convertible notes to finance the Company’s operations, of which it can give no assurance of success. However, the Company has a strong ongoing relationship with Eagle Equities and we expect to be able to continue to finance our operations as we have over the previous several quarters, although no assurance can be guaranteed. We believe that our current capitalization structure, combined with ongoing increases in revenues, will enable us to successfully secure required financing to continue our growth. In the short term, the Company plans to continue to take advantage of convertible notes as a financing vehicle, as it allows for today’s operating capital to be either repaid, or converted to equity at future valuations.

Because the business is new and has limited operating history and sales, no certainty of continuation can be stated. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations.

Even if the Company is successful in raising additional funds, the Company cannot give any assurance that it will, in the future, be able to achieve a level of profitability from the sale of its products to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Further, we are subject to the continued impact of COVID-19, as further discussed below. See footnote 18.

4.	Accounts receivable	●	The Company’s accounts receivable arise primarily from the sale of the Company’s snack products. On a periodic basis, the Company evaluates each customer account and based on the days outstanding of the receivable, history of past write-offs, collections, and current credit conditions, writes off accounts it considers uncollectible. With most of our retail and distribution partners, invoices will typically be due in 30 days or less. The Company does not accrue interest on past due accounts and the Company does not require collateral. Accounts become past due on an account-by-account basis. Determination that an account is uncollectible is made after all reasonable collection efforts have been exhausted. The Company has not provided any sales allowances for June 30, 2020 and 2019, respectively.

5.	Customer Concentrations	●	During the year ended June 30, 2020, one customer accounted for greater than 10% of gross sales. As of June 30, 2020, the Company had receivables due from seven customers, two of whom accounted for over 20% of the outstanding balance. Four of the other five accounted for over 10% of the total balance. As of June 30, 2019, the Company had receivables due from six customers, three of whom accounted for over 20% of the outstanding balance.

6.	Inventories	●	Inventories consists of the following at June 30, 2020 and 2019.

	2020	2019
Finished Goods-bars	$-	$30,800
Finished Goods-ice cream	195,817	346,229
Raw materials - ingredients	26,309	25,477
Packaging	53,479	3,933
TOTAL	$275,605	$406,439

Inventories are stated at the lower of cost (FIFO) or net realizable value. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions and the products relative shelf life. Write-downs and write-offs are charged to loss on inventory write down.

7.	Other current assets	●	Other current assets consist of the following vendor deposits at June 30, 2020 and 2019. The majority of this amount relates to deposits towards distribution and marketing partnerships i.e. slotting fees.

	June 30, 2020	June 30, 2019
Prepaid advertising costs	$398,045	$-
Vendor deposits – Other	$40	$1,000
TOTAL	$398,085	$1,000

8.	Intangible Assets

Intangible assets consist of the following at June 30, 2020 and 2019. The amount of the intangible assets represents fees and expenses in connection with the development and launch of platforms used to track conversions, optimize ads, and scale online customer growth through a hybrid distribution model.

	June 30,	June 30,
	2020	2019
Intangible assets	$1,000,000	$-
Amortization of intangible assets	(500,000)	-
Impairment of intangible assets	(500,000)
TOTAL	$-	$-

During the quarter ending March 31, 2020, the Company determined it would be unable to generate sufficient traction from these digital assets.  The Company made the decision to stop utilizing the assets and began conversations with the creditor about eliminating the remaining debt associated with the assets which was successfully negotiated in April 2020. As of the time of this filing, the balance sheet remains unchanged, as this successful renegotiation is conditional upon payment being completed prior to December 1, 2020, which would result in the elimination of $731,118 in total debt should payment be made totaling $166,224 in cash and approximately 4,000 pints of Nightfood ice cream. Should the Company make said payments and retire the debt prior to December 1, 2020, the Company would realize a Gain on Extinguishment of Debt of approximately $560,000. Because this reduction in debt is conditional, the full $731,118.33 is currently included in the liabilities section of our balance sheet.

9.	Other Current Liabilities	●	Other current liabilities consist of the following at June 30, 2020 and 2019.

	2020	2019
Accrued consulting fees – related party	$9,974	$33,974
Accrued interest	192,625	-

TOTAL	$202,599	$33,974

10.	Convertible Notes Payable	●	Convertible Notes Payable consist of the following at June 30, 2020 and 2019.

On April 30, 2018, the Company entered into a convertible promissory note and a security purchase agreement dated April 30, 2018, in the amount of $225,000. The lender was Eagle Equities, LLC. The notes have a maturity of April 30, 2019 and interest rate of 8% per annum and are convertible at a price of 60% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $225,000 Notes was calculated using the Black-Scholes pricing model at $287,174, with the following assumptions: risk-free interest rate of 2.24%, expected life of 1 year, volatility of 202%, and expected dividend yield of zero. Because the fair value of the note exceeded the net proceeds from the $225k Notes, a charge was recorded to “Financing cost” for the excess of the fair value of the note, for a net charge of $62,174. As of June 30, 2020 and 2019, the debt discount was $0.

On June 5, 2018, the Company received cash in conjunction with a convertible promissory note and Securities Purchase Agreement dated June 5, 2018. The note was in the amount of in the amount of $210,000. The lender was Eagle Equities, LLC. The notes have a maturity of June 6, 2019 and interest rate of 8% per annum and are convertible at a price of 60% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $210,000 Notes was calculated using the Black-Scholes pricing model at $265,498, with the following assumptions: risk-free interest rate of 2.09%, expected life of 1 year, volatility of 200%, and expected dividend yield of zero. Because the fair value of the note exceeded the net proceeds from the $210k Notes, a charge was recorded to “Financing cost” for the excess of the fair value of the note, for a net charge of $55,498. As of June 30, 2020, and 2019, the debt discount was $0. This note has been successfully retired via conversions into shares during the year ended June 30, 2020. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $180,755 included under line item “Loss on debt extinguishment upon note conversion, net”.

On July 2, 2018, the Company entered into a convertible promissory note and a security purchase agreement dated July 12, 2018, in the amount of $207,000. The lender was Eagle Equities, LLC. The notes have a maturity of July 12, 2019 and interest rate of 8% per annum and are convertible at a price of 60% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $207,000 Notes was calculated using the Black-Scholes pricing model at $257,842, with the following assumptions: risk-free interest rate of 2.59%, expected life of 1 year, volatility of 183%, and expected dividend yield of zero. Because the fair value of the note exceeded the net proceeds from the $207k Notes, a charge was recorded to “Financing cost” for the excess of the fair value of the note, for a net charge of $50,842. As of June 30, 2020, and 2019, the debt discount was $0 and $1,134, respectively.

This note has been successfully retired via conversions into shares during the year ended June 30, 2020. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $73,760 included under line item “Loss on debt extinguishment upon note conversion, net”.

On November 16, 2018, the Company entered into a convertible promissory note and a security purchase agreement dated November 16, 2018, in the amount of $130,000. The lender was Eagle Equities, LLC. The notes have a maturity of November 16, 2019 and interest rate of 8% per annum and are convertible at a price of 65% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $130,000 Notes was calculated using the Black-Scholes pricing model at $131,898, with the following assumptions: risk-free interest rate of 2.71%, expected life of 1 year, volatility of 150%, and expected dividend yield of zero. Because the fair value of the note exceeded the net proceeds from the $130k Notes, a charge was recorded to “Financing cost” for the excess of the fair value of the note, for a net charge of $1,898. As of June 30, 2020, and 2019, the debt discount was $0 and $48,795, respectively.

This note has been successfully retired via conversions into shares during the year ended June 30, 2020. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $19,845 included under line item “Loss on debt extinguishment upon note conversion, net”.

On December 18, 2018, the Company entered into a convertible promissory note and a security purchase agreement dated December 18, 2018, in the amount of $130,000. The lender was Eagle Equities, LLC. The notes have a maturity of December 18, 2019 and interest rate of 8% per annum and are convertible at a price of 65% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $130,000 Notes was calculated using the Black-Scholes pricing model at $128,976, with the following assumptions: risk-free interest rate of 2.64%, expected life of 1 year, volatility of 144%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $130k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2020, and 2019, the debt discount was $0 and $60,425, respectively.

This note has been successfully retired via conversions into shares during the year ended June 30, 2020. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $36,927 included under line item “Loss on debt extinguishment upon note conversion, net”.

On January 28, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated January 28, 2019, in the amount of $234,000. The lender was Eagle Equities, LLC. The notes have a maturity of January 28, 2020 and interest rate of 8% per annum and are convertible at a price of 65% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $234,000 Notes was calculated using the Black-Scholes pricing model at $226,452, with the following assumptions: risk-free interest rate of 2.60%, expected life of 1 year, volatility of 135%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $234k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2020, and 2019, the debt discount was $0 and $131,528, respectively.

This note has been successfully retired via conversions into shares during the year ended June 30, 2020. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $80,394 included under line item “Loss on debt extinguishment upon note conversion, net”.

On February 14, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated February 14, 2019, in the amount of $104,000. The lender was Eagle Equities, LLC. The notes have a maturity of February 14, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $104,000 Notes was calculated using the Black-Scholes pricing model at $90,567, with the following assumptions: risk-free interest rate of 2.53%, expected life of 1 year, volatility of 136%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $104k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2020, and 2019, the debt discount was $0 and $56,821, respectively. $50,000 of the note has been successfully retired via conversion into shares during the year ended June 30, 2020. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $4,098 included under line item “Loss on debt extinguishment upon note conversion, net”.

On April 29, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated April 29, 2019, in the amount of $208,000. The lender was Eagle Equities, LLC. The notes have a maturity of April 29, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $208,000 Notes was calculated using the Black-Scholes pricing model at $170,098, with the following assumptions: risk-free interest rate of 2.42%, expected life of 1 year, volatility of 118%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the 208k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2020, and 2019, the debt discount was $0 and $141,204, respectively

On June 11, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated June 11, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of June 11, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $240,217, with the following assumptions: risk-free interest rate of 2.05%, expected life of 1 year, volatility of 16%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $300k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2020, and 2019, the debt discount was $0 and $227,713, respectively.

On July 5, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated July 5, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of July 5, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $239,759, with the following assumptions: risk-free interest rate of 1.98%, expected life of 1 year, volatility of 118%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the 300k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2020, the debt discount was $2,627.

On August 8, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated August 8, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of August 8, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $254,082, with the following assumptions: risk-free interest rate of 1.79%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $300k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2020, the debt discount was $26,452.

On August 29, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated August 29, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of August 29, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $234,052, with the following assumptions: risk-free interest rate of 1.75%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $300,000 Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2020, the debt discount was $37,833.

On September 24, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated September 24, 2019, in the amount of $150,000. The lender was Eagle Equities, LLC. The notes have a maturity of September 24, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $150,000 Notes was calculated using the Black-Scholes pricing model at $118,009, with the following assumptions: risk-free interest rate of 1.78%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $150k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2020, the debt discount was $27,482.

On November 7, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated November 7, 2019, in the amount of $150,000. The lender was Eagle Equities, LLC. The notes have a maturity of November 7, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $150,000 Notes was calculated using the Black-Scholes pricing model at $121,875, with the following assumptions: risk-free interest rate of 1.58%, expected life of 1 year, volatility of 122%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $150k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2020, the debt discount was $43,074.

On December 31, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated December 31, 2019, in the amount of $150,000. The lender was Eagle Equities, LLC. The notes have a maturity of December 31, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $150,000 Notes was calculated using the Black-Scholes pricing model at $189,172, with the following assumptions: risk-free interest rate of 1.59%, expected life of 1 year, volatility of 115%, and expected dividend yield of zero. Because the fair value of the note exceed the net proceeds from the $150k Notes, $39,172 was recorded to “Financing cost” for the excess of the fair value of the note. As of June 30, 2020, the debt discount was $75,205.

On February 6, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated February 6, 2020, in the amount of $200,000. The lender was Eagle Equities, LLC. The notes have a maturity of February 6, 2021 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $200,000 Notes was calculated using the Black-Scholes pricing model at $156,061, with the following assumptions: risk-free interest rate of 1.51%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. As of June 30, 2020, the debt discount was $94,064.

On February 26, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated February 26, 2020, in the amount of $187,000. The lender was Eagle Equities, LLC. The notes have a maturity of February 6, 2021 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $187,000 Notes was calculated using the Black-Scholes pricing model at $150,268, with the following assumptions: risk-free interest rate of 1.18%, expected life of 1 year, volatility of 118%, and expected dividend yield of zero. As of June 30, 2020, the debt discount was $99,218.

On April 30, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated April 30, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of April 30, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $205,700 Notes was calculated using the Black-Scholes pricing model at $128,369, with the following assumptions: risk-free interest rate of 0.16%, expected life of 1 year, volatility of 106%, and expected dividend yield of zero. As of June 30, 2020, the debt discount was $106,916.

On June 23, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated June 23, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of June 23, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $205,700 Notes was calculated using the Black-Scholes pricing model at $132,236, with the following assumptions: risk-free interest rate of 0.18%, expected life of 1 year, volatility of 108%, and expected dividend yield of zero. As of June 30, 2020, the debt discount was $129,700.

Below is a reconciliation of the convertible notes payable as presented on the Company’s balance sheet as of June 30, 2020:

	Principal ($)	Debt Discount ($)	Net Value ($)
Balance at June 30, 2018	1,576,024	(942,154)	633,870
Convertible notes payable issued during fiscal year ended June 30, 2019	1,602,005	-	1,602,005
Note paid	(102,076)	-	(102,076)
Notes converted into shares of common stock	(1,327,953)	-	(1,327,953)
Debt discount associated with new convertible notes	-	(1,482,314)	(1,482,314)
Amortization of debt discount	-	1,794,209	1,794,209
Balance at June 30, 2019	1,748,000	(630,259)	1,117,741
Convertible notes payable issued during fiscal year ended June 30, 2020	2,148,400	-	2,148,400
Notes converted into shares of common stock	(961,000)	-	(961,000)
Debt discount associated with new convertible notes	-	(1,684,711)	(1,684,711)
Amortization of debt discount	-	1,709,759	1,709,759
Balance at June 30, 2020	2,935,400	(605,211)	2,330,189

11.	Derivative Liability	Due to the variable conversion price associated with some of these convertible promissory notes disclosed in Note 8 above, the Company has determined that the conversion feature is considered a derivative liability for instruments which are convertible and have not yet been settled. The accounting treatment of derivative financial instruments requires that the Company record the fair value of the derivatives on the date they are deemed to be derivative liabilities.

During the year ended June 30, 2020, the Company recorded a gain in fair value of derivative liability of $858,774. The Company will measure the fair value of each derivative instrument in future reporting periods and record a gain or loss based on the change in fair value.

Below is a reconciliation of the derivative liability as presented on the Company’s balance sheet as of June 30, 2020:

Derivative liability as of June 30, 2018	$1,765,187
Initial derivative liability accounted for convertible notes payable issued during the period ended June 30, 2019	1,565,535
Change in derivative liability during the period	712,627
Reclassify derivative liability associated with Notes converted	(2,736,601)
Derivative liability as of June 30, 2019	$1,306,748
Initial derivative liability accounted for convertible notes payable issued during the period ended June 30, 2020	1,723,883
Change in derivative liability during the period	(858,774)
Reclassify derivative liability associated with Notes converted	(581,219)
Balance at June 30, 2020	$1,590,638

12.	Line of Credit	On March 19, 2020, the Company secured a $200,000 line of credit with Celtic Bank Corporation. This LOC has a “Flex Credit” component of calculating interest, which means the interest rate on any draws taken against the LOC is set at the time of said draw. As of the date of this filing, the Company has made one draw against the credit line for a gross amount of $5,000 (including proceeds and draw fees). Three payments have been made against this draw of approximately $368 each. Such payments will continue to be automatically deducted from the corporate checking account until the draw and all fees have been paid in full. The Company may or may not choose to use this line of credit for additional financing needs.

	June 30, 2020	June 30, 2019
Line of Credit	$3,897	$0
Total borrowings	3,897	0
Less: current portion	3,897	0
Long term debt	$-	$-

Interest expense for the years ended June 30, 2020 and 2019, totaled $463 and $0, respectively.

13.	Stockholders’ Deficit	●	On October 16, 2013, the Nightfood, Inc. became a wholly-owned subsidiary of Nightfood Holdings, Inc. Accordingly, the stockholders’ equity has been revised to reflect the share exchange on a retroactive basis.

●

The Company is authorized to issue Two Hundred Million (200,000,000) shares of $0.001 par value per share Common Stock. Holders of Common Stock are each entitled to cast one vote for each Share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro-rata in any distribution of the Company’s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid unless and until the Company is profitable. Holders of Common Stock do not have pre-emptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding Shares of Common Stock are fully paid and non-assessable and all of the Shares of Common Stock offered thereby will be, upon issuance, fully paid and non-assessable. Holders of Shares of Common Stock will have full rights to vote on all matters brought before shareholders for their approval, subject to preferential rights of holders of any series of Preferred Stock. Holders of the Common Stock will be entitled to receive dividends, if and as declared by the Board of Directors, out of funds legally available, and share pro-rata in any distributions to holders of Common Stock upon liquidation. The holders of Common Stock will have no conversion, pre-emptive or other subscription rights. Upon any liquidation, dissolution or winding-up of the Company, assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock have no right to require the Company to redeem or purchase their shares. Holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

The Company had 61,796,680 and 53,773,856 shares of its $0.001 par value common stock issued and outstanding as of June 30, 2020 and 2019 respectively.

During the year ended June 30, 2020:

●	The Company issued 1,385,990 shares of common stock for services with a fair value of $308,768

●	and issued 580,666 shares of common stock in consideration of interest payments with a fair value of $88,762

●	and issued 6,056,168 shares of common stock as consideration for convertible debt with a fair value of $961,000.

During the year ended June 30, 2019:

●	the Company sold 84,389 shares of common stock for cash proceeds of $50,000,

●	and issued 483,808 shares of common stock for services with a fair value of $345,656,

●	and issued 281,957 shares of common stock for payment of certain accounts payable liabilities with a fair value of $63,850,

●	and issued 400,000 shares of common stock for the exercise of warrants valued at $120,000,

●	and issued 667,959 shares of common stock in consideration of interest payments with a fair value of $95,805,

●

and issued 9,247,414 shares of common stock as consideration for convertible debt with a fair value of $1,327,953.

During the years ended June 30, 2020 and 2019, the Company recorded a Loss on fair value of shares issued upon notes conversion of $977,000 and $2,736,601, respectively.

Preferred Stock

On July 9th 2018 the Company was authorized to issue One Million (1,000,000) shares of $0.001 par value per share Preferred Stock. Of the 1,000,000 shares 10,000 shares are designated as Series A preferred Stock Holders of Common Stock are each entitled to cast 100,000 votes for each Share held of record on all matters presented to shareholders.

In addition to his ownership of the common stock, Mr. Folkson owns 1,000 shares of our Series A Preferred Stock (“A Stock”) which votes with the common stock and has an aggregate of 100,000,000 votes.

Dividends

●	The Company has never declared dividends.

Warrants

●

The following is a summary of the Company’s outstanding common stock purchase warrants. A portion of the 500,000 warrants shown below at an exercise price of $.15 have not yet vested. These warrants were issued as compensation for a four-year advisory agreement. 150,000 warrants vested on July 24, 2018, another 150,000 on July 24, 2019, another would vest 150,000 on July 24, 2020, and the remaining 50,000 on July 24, 2021, should advisor complete the term of his engagement.

The aggregate intrinsic value of the warrants as of June 30, 2020 is $28,025. The aggregate intrinsic value of the warrants as of June 30, 2019 was $318,450.

	Outstanding at	Issued /		Outstanding
Exercise Price	June 30, 2018	(exercised) in 2019	Expired	June 30, 2019
$0.15	500,000		-	500,000
$0.20	105,000		-	105,000
$0.30	500,000	(400,000)	-	100,000
$0.40	-	150,000	-	150,000
$0.75	300,000	-	-	300,000
	1,405,000	(250,000)	-	1,155,000

	Outstanding at	Issued /		Outstanding
Exercise Price	June 30, 2019	(exercised) in 2020	Expired	June 30, 2020
$0.15	500,000		-	500,000
$0.20	105,000		-	105,000
$0.30	100,000		-	100,000
$0.40	150,000		-	150,000
$0.75	300,000	-	-	300,000
	1,155,000		-	1,155,000

Options

●	The Company has never issued options.

14.	Related Party Transactions	●	During the third quarter 2015, Mr. Folkson began accruing a consulting fee of $6,000 per month which the aggregate of $72,000 and $72,000 is reflected in professional fees and presented in the accrued expenses – related party for 2020 and 2019 respectively.

●	The original consulting Agreement for Mr. Folkson had a term of one year, and then converted into a month to month agreement effective January 1, 2016. A new twelve month consulting agreement was entered into for Mr. Folkson effective July 1, 2019, which paid Folkson the same $6,000 monthly consulting fee. In addition, the Company made bonuses available to Folkson upon the Company hitting certain revenue milestones of $1,000,000 in a quarter and $3,000,000 in a quarter. Achieving those milestones would earn Folkson warrants with a $.50 and $1 strike price which would need to be exercised within 90 days of the respective quarterly or annual filing.

15.	Income Tax	A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

	June 30,
	2020	2019

Statutory U.S. federal rate	(21.00)%	(21.00)%
Effect of higher U.S. Federal statutory tax rate	-%	-%
State income taxes (net of federal tax benefit)	(7.00)%	(7.00)%
Permanent differences	7.10%	6.70%
Valuation allowance	(20.9)%	(21.3)%
True up of net operating loss	-%	-%
	0.0%	0.0%

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

	2020	2019
Deferred tax assets:
Net operating loss carry-forwards	$1,460,670	1,155,359

Valuation allowance	(1,460,670)	(1,155,359)
Net deferred tax asset	$-	$-

At June 30, 2020 the Company had estimated U.S. federal net operating losses of approximately $7,358,518 for income tax purposes. $2,614,000 will expire between 2031 and 2037 while the balance of the tax operating loss can be carried forward indefinitely. For financial reporting purposes, the entire amount of the net deferred tax assets has been offset by a valuation allowance due to uncertainty regarding the realization of the assets. The net change in the total valuation allowance for the year ended June 30, 2020 was an increase of $398,550. The Company follows FASC 740-10-25 P which requires a company to evaluate whether a tax position taken by the company will “more likely than not” be sustained upon examination by the appropriate tax authority. The Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company believes that its income tax filing positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded.

The Company may not be able to utilize the net operating loss carryforwards for its US income taxes in future periods should it experience a change in ownership as defined in Section 382 of the Internal Revenue Code (“IRC”). Under section 382, should the Company experience a more than 50% change in its ownership over a 3 year period, the Company would be limited based on a formula as defined in the IRC to the amount per year it could utilize in that year of the net operating loss carryforwards.

As of June 30, 2020 the Company had not performed an analysis to determine if the Company was subject to the provisions of Section 382. The Company is subject to U.S. federal income tax including state and local jurisdictions. Currently, no federal or state income tax returns are under examination by the respective taxing jurisdictions.

The Company’s accounting policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. The Company has not accrued interest for any periods.

The Company has not filed its federal and state income tax returns for the fiscal years ended June 30, 2020, 2019, 2018, June 30, 2017 and 2016 respectively, however it believes due to the reported losses there is no material liability outstanding.

16.	Fair Value of Financial Instruments	Cash and Equivalents, Receivables, Other Current Assets, Short-Term Debt, Accounts Payable, Accrued and Other Current Liabilities.

The carrying amounts of these items approximated fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, Financial Accounting Standards Board (“FASB”) ASC Topic 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The application of the three levels of the fair value hierarchy under Topic 820-10-35 to our assets and liabilities are described below:

	Fiscal 2020 Fair Value Measurements
	Level 1		Level 2	Level 3	Total Fair Value
Assets
Other assets		$-	$-	$-	$-
Total		$-	$-	$-	$-
Liabilities
Short and long-term debt	$		$-	$2,935,400	$2,935,400
Total	$		$-	$2,935,400	$2,935,400

	Fiscal 2019 Fair Value Measurements
	Level 1		Level 2	Level 3	Total Fair Value
Assets
Other assets		$-	$-	$-	$-
Total		$-	$-	$-	$-
Liabilities
Short and long-term debt	$		$-	$1,748,000	$1,748,000
Total	$		$-	$1,748,000	$1,748,000

	Fiscal 2020 Fair Value Measurements
	Level 1		Level 2	Level 3	Total Fair Value
Assets
Other assets		$-	$-	$-	$-
Total		$-	$-	$-	$-
Liabilities
Derivative Liabilities	$		$-	$1,590,638	$1,590,638
Total	$		$-	$1,590,638	$1,590,638

	Fiscal 2019 Fair Value Measurements
	Level 1		Level 2	Level 3	Total Fair Value
Assets
Other assets		$-	$-	$-	$-
Total		$-	$-	$-	$-
Liabilities
Derivative Liabilities	$		$-	$1,306,748	$1,306,748
Total	$		$-	$1,306,748	$1,306,748

Management considers all of its derivative liabilities to be Level 3 liabilities. At June 30, 2020 and 2019, respectively the Company had outstanding derivative liabilities, including those from related parties of $1,590,638 and $1,306,748, respectively.

17.	Net Loss per Share of Common Stock	●

The Company has adopted FASB Topic 260, “Earnings per Share,” which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic loss per share of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Basic net loss per common share is based upon the weighted average number of common shares outstanding during the period. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Convertible debt that is convertible into 24,638,241 and 8,538,462 shares of the Company’s common stock are not included in the computation for the fiscal years ended June 30, 2020 and 2019, respectively. Additionally, there are 1,155,000 and 1,155,000 warrants that are exercisable into shares of stock as of June 30, 2020 and June 30, 2019, respectively.

	2020	2019
Numerator - basic and diluted loss per share net loss	$(4,412,063)	$(4,598,343)

Net loss available to common stockholders	$(4,412,063)	$(4,598,343)

Denominator – basic and diluted loss per share – weighted average common shares outstanding	57,443,347	47,827,114
Basic and diluted earnings per share	$(0.08)	$(0.09)

18.	Commitments and Contingencies	●	As of June 30, 2020 and 2019, the Company has no material commitments or contingencies.

		●	Litigation: From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

		●	Coronavirus (COVID-19): On March 11, 2020, the World Health Organization declared the COVID-19 outbreak to be a global pandemic which continues to spread throughout the U.S. and the globe. In addition to the devastating effects on human life, the pandemic is having a negative ripple effect on the global economy, leading to disruptions and volatility in the global financial markets. Most U.S. states and many countries have issued policies intended to stop or slow the further spread of the disease such as issuing temporary Executive Orders that, among other stipulations, effectively prohibit in-person work activities for most industries and businesses, having the effect of suspending or severely curtailing operations. COVID-19 and the U.S’s response to the pandemic are significantly affecting the economy. There are no comparable events that provide guidance as to the effect the COVID-19 pandemic may have, and, as a result, the ultimate effect of the pandemic is highly uncertain and subject to change. The extent of the ultimate impact of the pandemic on the Company’s operational and financial performance will depend on various developments, including the duration and spread of the outbreak, which cannot be reasonably predicted at this time. Accordingly, while management reasonably expects the COVID-19 outbreak to negatively impact the Company, the related consequences and duration are highly uncertain and cannot be predicted at this time.

19.	Subsequent Events	●	Subsequent to the end of the Fiscal Year, noteholder Eagle Equities converted $347,000 of principal and $36,448.23 of interest of outstanding notes to stock. The average conversion price in these transactions was $.117. 3,288,917 shares were issued to the noteholder in these transactions.

		●	On August 12, 2020 the Company entered into a convertible promissory note and security purchase agreement dated and funded August 12, 2020, in the amount of $205,700. The lender was Eagle Equities, LLC.

		●	On October 13, 2020 the Company entered into a convertible promissory note and security purchase agreement dated and funded October 13, 2020, in the amount of $205,700. The lender was Eagle Equities, LLC.

Nightfood Holdings, Inc.

Financial Statements

For the three and nine months ended March 31, 2021 and 2020

Nightfood Holdings, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2021	2020
ASSETS	(Unaudited)

Current assets:
Cash	$73,181	$197,622
Accounts receivable (net of allowance of $0 and $0, respectively)	44,033	61,013
Inventory	344,914	275,605
Other current asset	251,752	398,085
Total current assets	713,880	932,325

Total assets	$723,880	$932,325

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,393,256	$1,286,149
Accrued expense - related party	9,974	9,974
Fair value of derivative liabilities	1,312,177	1,590,638
Convertible notes payable - net of discounts	2,077,852	2,330,189
Accrued expenses	72,044	-
Accrued interest	209,161	192,625
Short-term borrowings- line of credit	589	3,897
Total current liabilities	5,075,053	5,413,472

Commitments and contingencies	-	-

Stockholders’ deficit:
Preferred stock, ($0.001 par value, 100,000,000 shares authorized, and 1,000 issued and outstanding as of March 31, 2021 and 1,000 outstanding as of June 30, 2020, respectively)	1	1

Common stock, without par value, 200,000,000 shares authorized, and 78,685,171 issued and outstanding as of March 31, 2021 and 61,796,680 outstanding as of June 30, 2020, respectively	78,685	61,797
Additional paid in capital	16,683,505	13,088,177
Accumulated deficit	(21,084,364)	(17,631,122)
Total stockholders’ deficit	(4,342,173)	(4,481,147)
Total Liabilities and Stockholders’ Deficit	$713,880	$932,325

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Nightfood Holdings, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the	For the	For the	For the
	three months	three months	nine months	nine months
	period ended	period ended	period ended	period ended
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020

Revenues	96,726	119,475	270,919	227,257

Operating expenses
Cost of product sold	102,922	157,265	443,083	352,240
Advertising & promotional	64,158	470,820	316,483	673,814
Amortization of intangibles	-	166,667	-	500,000
Selling, general and administrative	103,462	92,423	311,920	295,107
Professional Fees	217,025	99,727	578,535	366,725
Total operating expenses	487,567	986,902	1,650,021	2,187,886

Loss from operations	(391,240)	(867,427)	(1,389,501)	(1,960,629)

Interest expense - bank debt	337	-	1,012	-
Interest expense - shareholder	72,110	40,616	267,640	82,952
Gain on extinguishment of debt	(57,035)	-	(54,819)	-
Change in derivative liability	1,152,119	(256,468)	832,480	(612,093)
Interest expense - amortization BCF	210,430	439,507	787,217	1,270,943
Other expense - non cash	170,514	445	204,391	39,618
Total interest expense	1,548,474	224,100	2,074,040	781,420

Provision for income tax	-	-	-	-

Net loss	(1,939,714)	(1,091,527)	(3,453,142)	(2,742,049)

Basic and diluted net loss per common share	(0.02)	(0.02)	(0.05)	(0.05)

Weighted average shares of capital outstanding - basic	74,194,855	58,712,745	68,091,616	56,447,392

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Nightfood Holdings, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the three and nine months ended March 31, 2021 and 2020

	Common Stock		Preferred Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Deficit
Balance, June 30, 2019	53,773,856	$53,774	1,000	$1	$10,692,679	$(13,219,059)	$(2,472,605)
Common stock issued for services	122,762	123	-	-	49,274	-	49,397
Common stock issued for interest	110,404	110			26,487	-	26,597
Issuance of common stock for debt conversion	1,409,349	1,409			335,591	-	337,000
Derivative liability reclassed upon debt conversion	-	-			213,739	-	213,739
Net loss	-	-	-	-	-	(513,581)	(513,581)
Balance, Three Months as of September 30, 2019	55,416,371	$55,416	1,000	$1	$11,317,770	$(13,732,640)	$(2,359,452)
Common stock issued for services	85,000	85	-	-	21,415	-	21,500
Common stock issued for interest	107,227	107			15,632	-	15,739
Issuance of common stock for debt conversion	1,500,495	1500			218,500	-	220,000
Derivative liability reclassed upon debt conversion	-	-			128,605	-	128,605
Net loss	-	-	-	-	-	(1,136,941)	(1,136,941)
Balance, Three Months as of December 31, 2019	57,109,093	$57,109	1,000	$1	$11,701,922	$(14,869,581)	$(3,110,549)
Common stock issued for interest	320,650	321			40,615	-	40,936
Issuance of common stock for debt conversion	2,760,223	2,760			351,240	-	354,000
Derivative liability reclassed upon debt conversion	-	-			217,050	-	217,050
Net loss	-	-	-	-	-	(1,091,527)	(1,091,527)
Balance, Three Months as of March 31, 2020	60,189,966	$60,190	1,000	$1	$12,310,827	$(15,961,108)	$(3,590,090)

Balance, June 30, 2020	61,796,680	$61,797	1,000	$1	$13,088,177	$(17,631,122)	$(4,481,147)
Common stock issued for interest	312,938	313			36,165	-	36,478
Issuance of common stock for debt conversion	2,975,979	2,976			344,024	-	347,000
Issuance of warrants for services					65,711		65,711
Loss on fair value of shares issued upon debt conversion	-	-			397,532	-	397,532
Net loss						(943,823)	(943,823)
Balance, Three Months as of September 30, 2020	65,085,597	$65,086	$1,000	$1	$13,931,609	(18,574,945)	$(4,578,249)
Common stock issued for services	583,914	584			88,089		88,673
Common stock issued for interest	336,132	336			24,672	-	25,008
Issuance of common stock for debt conversion	2,881,220	2,881			212,119	-	215,000
Loss on fair value of shares issued upon debt conversion	-	-			(39,065)	-	(39,065)
Net loss						(598,705)	(598,705)
Balance, Three Months as of December 31, 2020	68,886,863	$68,887	1,000	$1	$14,217,423	$(19,173,650)	$(4,887,338)
Common stock issued for services	255,000	255			$43,345		43,600
Common stock issued for interest	1,065,263	1,065			92,753		93,818
Issuance of common stock for debt conversion	8,478,045	8,478			741,522		750,000
Issuance of warrants					81,243		81,243
Loss on fair value of shares issued upon debt conversion					1,507,218		1,507,218
Net loss		-				(1,910,614)	(1,939,714)
Balance, Three Months as of March 31, 2021	78,685,171	$78,685	1,000	$1	$16,663,105	$(21,084,264)	$(4,342,473)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Nightfood Holdings, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ending	For the nine months ending
	March 31, 2021	March 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,453,142)	$(2,742,049)

Adjustments to reconcile net loss to net cash used for operations:
Stock issued for services	132,273	70,897
Amortization of intangible assets	-	500,000

Warrants for services	126,555	-
Deferred financing fees	102,800	39,493
Change in derivative liability	887,301	(612,093)
Gain on extinguishment of debt upon notes conversion	(54,819)	-
Stock issued for interest	204,391	82,952
Amortization of debt discount	787,217	1,270,943
Impairment expense related to intangible assets	-	500,000
(Increase) decrease in accounts receivable	16,980	(5,838)
(Increase) decrease in inventory	(69,309)	120,560
(Increase) in other current assets	146,333	(579,746)
Increase in accounts payable	107,107	50,173
Increase (decrease) in accrued expenses	243,881	(24,000)
Net cash used by operating activities	(841,133)	(1,328,708)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for intangible assets	-	(333,333)
Net cash used by investing activities	-	(333,333)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of stock	-	-
Proceeds from the issuance of convertible debt - net	720,000	1,737,000

Borrowings under line of credit	-	5,000
Repayment to Shareholders	-	-
Repayment of convertible debt	-	-
Repayment of related party advance	-	-
Repayment of Short-term debt	(3,308)	-
Net cash provided by financing activities	716,692	1,742,000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(124,442)	79,959

Cash and cash equivalents, beginning of period	197,622	30,142
Cash and cash equivalents, end of period	$73,180	$110,101

Supplemental Disclosure of Cash Flow Information:
Interest paid	$248,940	$-
Income taxes	$-	$-
Summary of Non-Cash Investing and Financing Information:	$-	$-
Initial derivative liability and debt discount	$512,993	$1,463,278
Intangible assets acquired and adjusted in accounts payable balance	$-	$666,667
Stock issued for debt conversion	$1,314,298	$911,000
Stock issued for interest	$153,334	$82,952
Derivative liability reclassed to loss on extinguishment of debt upon notes conversion	$1,716,114	$-
True-up adjustment in debt discount and derivative liability	$37,360	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Nightfood Holdings, Inc.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

Nightfood Holdings, Inc. (the “Company”) is a Nevada Corporation organized October 16, 2013 to acquire all of the issued and outstanding shares of Nightfood, Inc., a New York Corporation from its sole shareholder, Sean Folkson.  All of its operations are conducted by its two subsidiaries: Nightfood, Inc. (“Nightfood”) and MJ Munchies, Inc. (“Munchies”). Nightfood’s business model is to manufacture and distribute snack products specifically formulated for nighttime snacking to help consumers satisfy nighttime cravings in a better, healthier, more sleep friendly way. Management believes Nightfood is the first brand to achieve mainstream distribution of snacks focused on better sleep, and expects the category of “sleep-friendly” snacking to become an important segment of the total snacking market in coming years. Munchies has acquired a portfolio of intellectual property around the brand name Half-Baked, and intends to license said IP to operators in the cannabis edibles space and other related spaces.

●	The Company’s fiscal year end is June 30.

●	The Company currently maintains its corporate address in Tarrytown, New York.

2.	Summary of Significant Accounting Policies

●	Management is responsible for the fair presentation of the Company’s financial statements, prepared in accordance with U.S. generally accepted accounting principles (GAAP).

Interim Financial Statements

These unaudited condensed consolidated financial statements for the three and nine months ended March 31, 2021 and 2020, respectively, reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows for the periods presented in accordance with the accounting principles generally accepted in the United States of America.

These interim unaudited condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the years ended June 30, 2020 and 2019, respectively, which are included in the Company’s June 30, 2020 Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on October 13, 2020. The Company assumes that the users of the interim financial information herein have read, or have access to, the audited consolidated financial statements for the preceding period, and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. The results of operations for the three and nine months ended March 31, 2021 are not necessarily indicative of results for the entire year ending June 30, 2021.

We made certain reclassifications to prior period amounts to conform with the current year’s presentation. These reclassifications did not have a material effect on our condensed consolidated statement of financial position, results of operations or cash flows.

Use of Estimates

●	The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in the determination of depreciation and amortization, the valuation for non-cash issuances of common stock, and the website, income taxes and contingencies, valuing convertible notes for BCF and derivative liability, among others.

Cash and Cash Equivalents

●	The Company classifies as cash and cash equivalents amounts on deposit in the banks and cash temporarily in various instruments with original maturities of three months or less at the time of purchase. The Company places its cash and cash equivalents on deposit with financial institutions in the United States. The Federal Deposit Insurance Corporation (“FDIC”) covers $250,000 for substantially all depository accounts. The Company from time to time may have amounts on deposit in excess of the insured limits.

Fair Value of Financial Instruments

●	Statement of financial accounting standard FASB Topic 820, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Inventories

●	Inventories consisting of packaged food items and supplies are stated at the lower of cost (FIFO) or net realizable value, including provisions for spoilage commensurate with known or estimated exposures which are recorded as a charge to cost of sales during the period spoilage is incurred. The Company has no minimum purchase commitments with its vendors.

Advertising Costs

●	Advertising costs are expensed when incurred and are included in advertising and promotional expense in the accompanying statements of operations. Although not traditionally thought of by many as “advertising costs”, the Company includes expenses related to graphic design work, package design, website design, domain names, and product samples in the category of “advertising costs”. The Company recorded advertising costs of $316,483 and $673,814 for the nine months ended March 31, 2021 and 2020, respectively. The Company recorded advertising costs of $64,158 and $470,820 for the three months ended March 31, 2021 and 2020, respectively.

Income Taxes

●	The Company has not generated any taxable income, and, therefore, no provision for income taxes has been provided.

●	Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with FASB Topic 740, “Accounting for Income Taxes”, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

●	A valuation allowance has been recorded to fully offset the deferred tax asset even though the Company believes it is more likely than not that the assets will be utilized.

●	The Company’s effective tax rate differs from the statutory rates associated with taxing jurisdictions because of permanent and temporary timing differences as well as a valuation allowance.

Revenue Recognition

●	The Company generates its revenue by selling its nighttime snack products wholesale to retailers and wholesalers.

●	All sources of revenue are recorded pursuant to FASB Topic 606 Revenue Recognition, to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This includes a five-step framework that requires an entity to: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when the entity satisfies a performance obligation. In addition, this revenue generation requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

●	The Company offers sales incentives through various programs, consisting primarily of advertising related credits. The Company records certain advertising related credits with customers as a reduction to revenue as no identifiable benefit is received in exchange for credits claimed by the customer.

●	The Company revenue from contracts with customers provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The Company incurs costs associated with product distribution, such as freight and handling costs. The Company has elected to treat these costs as fulfillment activities and recognizes these costs at the same time that it recognizes the underlying product revenue. As this policy election is in line with the Company’s previous accounting practices, the treatment of shipping and handling activities under FASB Topic 606 did not have any impact on the Company’s results of operations, financial condition and/or financial statement disclosures.

The adoption of ASC 606 did not result in a change to the accounting for any of the Company’s revenue streams that are within the scope of the amendments. The Company’s services that fall within the scope of ASC 606 are recognized as revenue as the Company satisfies its obligation to the customer.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which updates revenue recognition guidance relating to contracts with customers. This standard states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This standard is effective for annual reporting periods, and interim periods therein, beginning after July 1, 2018. The Company adopted ASU 2014-09 and its related amendments (collectively known as “ASC 606”) during the first quarter of fiscal 2019 using the full retrospective method.

Management reviewed ASC 606-10-32-25 which states “Consideration payable to a customer includes cash amounts that an entity pays, or expects to pay, to the customer (or to other parties that purchase the entity’s goods or services from the customer). Consideration payable to a customer also includes credit or other items (for example, a coupon or voucher) that can be applied against amounts owed to the entity (or to other parties that purchase the entity’s goods or services from the customer). An entity shall account for consideration payable to a customer as a reduction of the transaction price and, therefore, of revenue unless the payment to the customer is in exchange for a distinct good or service (as described in paragraphs 606-10-25-18 through 25-22) that the customer transfers to the entity. If the consideration payable to a customer includes a variable amount, an entity shall estimate the transaction price (including assessing whether the estimate of variable consideration is constrained) in accordance with paragraphs 606-10-32-5 through 32-13.”

If the consideration payable to a customer is a payment for a distinct good service, then in accordance with ASC 606-10-32-26, the entity should account for it the same way that it accounts for other purchases from suppliers (expense). Further, “if the amount of consideration payable to the customer exceeds the fair value of the distinct good or service that the entity receives from the customer, then the entity shall account for such an excess as a reduction of the transaction price. If the entity cannot reasonably estimate the fair value of the good or service received from the customer, it shall account for all of the consideration payable to the customer as a reduction of the transaction price.”

Under ASC 606-10-32-27, if the consideration payable to a customer is accounted for as a reduction of the transaction price, “an entity shall recognize the reduction of revenue when (or as) the later of either of the following events occurs:

a)	The entity recognizes revenue for the transfer of the related goods or services to the customer.

b)	The entity pays or promises to pay the consideration (even if the payment is conditional on a future event). That promise might be implied by the entity’s customary business practices.”

Management reviewed each arrangement to determine if each fee paid is for a distinct good or service and should be expensed as incurred or if the Company should recognize the payment as a reduction of revenue.

The Company recognizes revenue upon shipment based on meeting the transfer of control criteria. The Company has made a policy election to treat shipping and handling as costs to fulfill the contract, and as a result, any fees received from customers are included in the transaction price allocated to the performance obligation of providing goods with a corresponding amount accrued within cost of sales for amounts paid to applicable carriers.

Concentration of Credit Risk

●	Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits at financial institutions. At various times during the year, the Company may exceed the federally insured limits. To mitigate this risk, the Company places its cash deposits only with high credit quality institutions. Management believes the risk of loss is minimal. At March 31, 2021 and June 30, 2020, the Company did not have any uninsured cash deposits.

Beneficial Conversion Feature

●	For conventional convertible debt where the rate of conversion is below market value, the Company records any “beneficial conversion feature” (“BCF”) intrinsic value as additional paid in capital and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The discount is amortized over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Debt Issue Costs

●	The Company may pay debt issue costs in connection with raising funds through the issuance of debt whether convertible or not or with other consideration. These costs are recorded as debt discounts and are amortized over the life of the debt to the statement of operations as amortization of debt discount.

Original Issue Discount

●	If debt is issued with an original issue discount, the original issue discount is recorded to debt discount, reducing the face amount of the note and is amortized over the life of the debt to the statement of operations as amortization of debt discount. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Valuation of Derivative Instruments

●	ASC 815 “Derivatives and Hedging” requires that embedded derivative instruments be bifurcated and assessed, along with free-standing derivative instruments such as warrants, on their issuance date and measured at their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Trinomial Tree option pricing formula. Upon conversion of a note where the embedded conversion option has been bifurcated and accounted for as a derivative liability, the Company records the shares at fair value, relieves all related notes, derivatives and debt discounts and recognizes a net gain or loss on derivative liability under the line item “change in derivative liability”.

Derivative Financial Instruments

●	The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. For stock based derivative financial instruments, Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Trinomial Tree option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value from inception is made quarterly and appears in results of operations as a change in fair market value of derivative liabilities.

Stock-Based Compensation

The Company accounts for share-based awards issued to employees in accordance with FASB ASC 718. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period.  Additionally, share-based awards to non-employees are expensed over the period in which the related services are rendered at their fair value. The Company applies ASC 718, “Equity Based Payments to Non-Employees”, with respect to options and warrants issued to non-employees.

Customer Concentration

●	During the nine months ended March 31, 2021, the Company had one customer account for approximately 37% of the gross sales. One other customer accounted for approximately 23% of gross sales, and one other customer accounted for over 11% of gross sales. During the nine months ended March 31, 2020, one customer accounted for approximately 45% of the gross sales.

During the three months ended March 31, 2021, the Company had one customer account for approximately 44% of the gross sales. During the three months ended March 31, 2020, one customer accounted for approximately 36% of the gross sales while three other customers accounted for over 10% of gross sales.

Vendor Concentration

During the three-month period ended March 31, 2021, no vendors accounted for more than 14% of our operating expenses. During the nine-month period ended March 31, 2021, no vendor accounted for more than 8% of our operating expenses.

During the three-month period ended March 31, 2021, no vendors accounted for more than 9% of our operating expenses. During the nine-month period ended March 31, 2020 no vendor accounted for more than 8%.

Receivables Concentration

●	As of March 31, 2021, the Company had receivables due from eight customers. Five of which each accounted for approximately 17-22% of the total balance. As of June 30, 2020, the Company had receivables due from four customers, two of whom accounted for over 70% of the outstanding balance. Two of the four accounted for approximately 30% of the total balance.

Income/Loss Per Share

●	Net income/loss per share data for both the three and nine-month periods ending March 31, 2021 and 2020, are based on net income/loss available to common shareholders divided by the weighted average of the number of common shares outstanding. The Company does not present a diluted Earnings per share as the convertible debt and interest that is convertible into shares of the Company’s common stock would not be included in this computation, as the Company is generating a loss and therefore these shares would be antidilutive.

Impairment of Long-lived Assets

●	The Company accounts for long-lived assets in accordance with the provisions of FASB Topic 360, Accounting for the Impairment of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Fair values are determined based on quoted market value, discounted cash flows or internal and external appraisals, as applicable.

During the period ended March 31, 2021 and 2020, Management determined and impaired $-0- and $-500,000-, respectively as impairment on intangible asset

Reclassification

The Company may make certain reclassifications to prior period amounts to conform with the current year’s presentation. These reclassifications did not have a material effect on its consolidated statement of financial position, results of operations or cash flows.

Recent Accounting Pronouncements

ASU No. 2019-12, Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes. The ASU is intended to enhance and simplify aspects of the income tax accounting guidance in ASC 740 as part of the FASB's simplification initiative. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2020 with early adoption permitted. The Company will adopt this ASU on January 31, 2021 and does not expect there to be a material impact on our Consolidated Financial Statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This guidance provides temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. This ASU is applied prospectively and becomes effective immediately upon the transition from LIBOR. The Company’s secured credit facility agreement references LIBOR, which is expected to be discontinued as a result of reference rate reform. The Company expects to adopt the guidance upon transition from LIBOR, but does not believe the adoption will have a material effect on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06 to simplify the current guidance for convertible instruments and the derivatives scope exception for contracts in an entity’s own equity. Additionally, the amendments affect the diluted EPS calculation for instruments that may be settled in cash or shares and for convertible instruments. The update also provides for expanded disclosure requirements to increase transparency. For SEC filers, excluding smaller reporting companies, this update is effective for fiscal years beginning after December 15, 2021 including interim periods within those fiscal years. For all other entities, this Update is effective for fiscal years beginning after December 15, 2023, including interim periods therein. The Company believes the adoption of this guidance will not materially impact our financial statements and related disclosures.

The Company will continue to monitor these emerging issues to assess any potential future impact on its financial statements.

3.	Going Concern

●	The Company’s financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. Because the business is new and has limited operating history and relatively few sales, no certainty of continuation can be stated.

●	The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. For the nine months ended March 31, 2021, the Company had a net loss of $3,453,142 (comprised of operating loss of $1,379,102 and other expenses of $2,074,040, most of which is comprised of changes in derivative liability and amortization of Beneficial Conversion Features related to convertible note financing and changes in the share price of the common stock), negative cash flow from operations of $876,638 and accumulated deficit of $21,084,264.

Subsequent to the end of the quarter, the Company completed a financing round of $4,500,000, consisting of $3,000,000 in cash and the rollover of $1,500,000 of previously existing convertible debt. As of the time of this filing, the Company is debt free.

The Company believes it has sufficient cash on hand to operate for the next several quarters. We do not believe our cash on hand will be adequate to satisfy our long-term working capital needs. We believe that our current capitalization structure, combined with ongoing increases in distribution, revenues, and market capitalization, will enable us to successfully secure required financing to continue our growth.

Because the business has limited operating history and sales, no certainty of continuation can be stated. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern will again be dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations long-term.

The Company cannot give any assurance that it will, in the future, be able to achieve a level of profitability from the sale of its products to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the financials are issued. The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

●	The outbreak of the novel coronavirus (COVID-19), including the measures to reduce its spread, and the impact on the economy, cannot fully be understood and identified. Indications to date are that there are somewhat offsetting factors relating to the impact on our Company. Industry data shows that supermarket sales remain up, with more people spending more time at home. Anecdotally and statistically, snacking activity is also up while consumers are reporting a decrease in sleep quality and sleep satisfaction. Industry sales data also showed ice cream as one of the categories experiencing the largest increase with year over year growth averaging over 30% through a series of five one-week periods between March 15 and April 12, 2020 according to IRI data.

The offsetting factors are the impact of the virus on the overall economy, and the impact that a down economic period can have on consumer behavior, including trial of new brands. Greater unemployment, recession, and other possible unforeseen factors are shown to have an impact. Research indicates that consumers are less likely to try new brands during economic recession and stress, returning to the legacy brands they’ve known for decades.

With consumers generally making fewer shopping trips, while buying more on those occasions and reverting back to more familiar brands, certain brand-launch marketing tactics, such as in-store displays and in-store product sampling tables, are either impaired or impermissible. So, while overall night snacking demand is up, and consumer need/desire for better sleep is also stronger, driving consumer trial and adoption has been more difficult and expensive during these circumstances.

From both public statements, and ongoing exploratory meetings between Nightfood Management and experts from certain global food and beverage conglomerates, it has been affirmed to Management that there is increased strategic interest in the nighttime nutrition space as a potential high-growth opportunity, partially due to recent declines in consumer sleep quality and increases in at-home nighttime snacking.

We have experienced no major issues with supply chain or logistics. Order processing function has been normal to date, and our manufacturers have assured us that their operations are “business as usual” as of the time of this filing.

It is possible that the fallout from the pandemic could make it more difficult in the future for the Company to access required growth capital, possibly rendering us unable to meet certain debts and expenses.

More directly, COVID has impaired Nightfood’s ability to execute certain in-store and out-of-store marketing initiatives. For example, since the inception of COVID, the Company was unable to conduct in-store demonstrations and unable to participate in local pregnancy, baby expos, and health expos that were originally intended to be part of our marketing mix.

Additionally, with more consumers shopping online, both for delivery or at-store pickup, the opportunity for shoppers to learn about new brands at-shelf has been somewhat diminished. Management is working to identify opportunities to build awareness and drive trial under these new circumstances.

It is impossible to know what the future holds with regard to the virus, both for our company and in the broader sense. There are many uncertainties regarding the current coronavirus pandemic, and the Company is closely monitoring the impact of the pandemic on all aspects of its business, including how it will impact its customers, vendors, and business partners. It is difficult to know if the pandemic has materially impacted the results of operations, and we are unable to predict the impact that COVID-19 will have on our financial position and operating results due to numerous uncertainties. The Company expects to continue to assess the evolving impact of the COVID-19 pandemic and intends to make adjustments accordingly, if necessary.

4.	Accounts receivable

●	The Company’s accounts receivable arise primarily from the sale of the Company’s ice cream. On a periodic basis, the Company evaluates each customer account and based on the days outstanding of the receivable, history of past write-offs, collections, and current credit conditions, writes off accounts it considers uncollectible. With most of our retail and distribution partners, invoices will typically be due in 30 days. The Company does not accrue interest on past due accounts and the Company does not require collateral. Accounts become past due on an account-by-account basis. Determination that an account is uncollectible is made after all reasonable collection efforts have been exhausted. The Company has not provided any accounts receivable allowances for March 31, 2021 and June 30, 2020, respectively.

5.	Inventories

●	Inventory consists of the following at March 31, 2021 and June 30, 2020,

	March 31, 2021	June 30, 2020
Finished goods – ice cream	$194,205	$195,817
Raw material – ingredients	83,416	26,309
Packaging	67,293	53,479
TOTAL	$344,914	$275,605

Inventories are stated at the lower of cost or net realizable value. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions and the products relative shelf life. Write-downs and write-offs are charged to loss on inventory write down.

6.	Other current assets

●	Other current assets consist of the following vendor deposits at March 31, 2021 and June 30, 2020. The majority of this amount relates to deposits towards distribution and marketing partnerships.

	March 31, 2021	June 30, 2020
Prepaid advertising costs	$222,186	$398,045
Vendor deposits – Other	$29,526	$40
TOTAL	$251,712	$398,085

7.	Intangible Assets

Intangible assets consist of the following at March 31, 2021 and June 30, 2020. The amount of the intangible assets represents fees and expenses in connection with the development and launch of platforms used to track conversions, optimize ads, and scale online customer growth through a hybrid distribution model.

	March 31,	June 30, 2020
Intangible assets	$-	$1,000,000
Amortization of intangible assets	-	(500,000)
Impairment of intangible assets	-	(500,000)
TOTAL	$-	$-

During the quarter ending March 31, 2020, the Company determined it would be unable to generate sufficient traction from these digital assets. The Company made the decision to stop utilizing the assets.

8.	Other Current Liabilities

●	Other current liabilities consist of the following at March 31, 2021 and June 30, 2020,

	March 31, 2021	June 30, 2020
Accrued consulting fees – related party	$9,974	$9,974
Accrued interest	209,161	192,625
Accrued slotting fees	5,564	-
Other accrued expenses	66,480
TOTAL	$291,179	$202,599

9.	Notes Payable

●	Notes Payable consist of the following at March 31, 2021,

On April 30, 2018, the Company entered into a convertible promissory note and a security purchase agreement dated April 30, 2018, in the amount of $225,000. The lender was Eagle Equities, LLC. The notes have a maturity of April 30, 2019  and interest rate of 8% per annum and are convertible at a price of 60% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. While this note is technically in default, our lender has agreed, in writing, to forbear any additional interest or penalties relating to this default providing the Company is in compliance with the remaining terms of the note. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $225,000 Notes was calculated using the Black-Scholes pricing model at $287,174, with the following assumptions: risk-free interest rate of 2.24%, expected life of 1 year, volatility of 202%, and expected dividend yield of zero. Because the fair value of the note exceeded the net proceeds from the $225k Notes, a charge was recorded to “Financing cost” for the excess of the fair value of the note, for a net charge of $62,174. As of March 31, 2021, and June 30, 2020, the debt discount was $0.

On February 14, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated February 14, 2019, in the amount of $104,000. The lender was Eagle Equities, LLC. The notes have a maturity of February 14, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $104,000 Notes was calculated using the Black-Scholes pricing model at $90,567, with the following assumptions: risk-free interest rate of 2.53%, expected life of 1 year, volatility of 136%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $104k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note.  As of March 31, 2021, and June 30, 2020, the debt discount was $0 and $0, respectively. $50,000 of the note has been successfully retired via conversion into shares during the year ended June 30, 2020 and $54,000 of the note has been successfully retired via conversion into shares during the nine months ended March 31, 2021. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $36,242 included under line item “Loss on debt extinguishment upon note conversion, net”.

On April 29, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated April 29, 2019, in the amount of $208,000. The lender was Eagle Equities, LLC. The notes have a maturity of April 29, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $208,000 Notes was calculated using the Black-Scholes pricing model at $170,098, with the following assumptions: risk-free interest rate of 2.42%, expected life of 1 year, volatility of 118%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $208k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of March 31, 2021, and June 30, 2020, the debt discount was $0 and $0, respectively. $208,000 of the note has been successfully retired via conversion into shares during the nine months ended March 31, 2021. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $109,561 included under line item “Loss on debt extinguishment upon note conversion, net”.

On June 11, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated June 11, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of June 11, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $240,217, with the following assumptions: risk-free interest rate of 2.05%, expected life of 1 year, volatility of 16%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $300k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note.  As of March 31, 2021 and June 30, 2020, the debt discount was $0 and $46,726, respectively.   This note has been successfully retired via conversions into shares during the nine months ended March 31, 2021. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $177,160 included under line item “Loss on debt extinguishment upon note conversion, net”.

On July 5, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated July 5, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of July 5, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. While this note is technically in default, our lender has agreed, in writing, to forbear any additional interest or penalties relating to this default providing the Company is in compliance with the remaining terms of the note. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $239,759, with the following assumptions: risk-free interest rate of 1.98%, expected life of 1 year, volatility of 118%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $300k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note.  As of March 31, 2021 and June 30, 2020, the debt discount was $0 and $2,627, respectively.   This note has been successfully retired via conversions into shares during the nine months ended March 31, 2021. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $648,036 included under line item “Loss on debt extinguishment upon note conversion, net”.

On August 8, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated August 8, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of August 8, 2020  and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. While this note is technically in default, our lender has agreed, in writing, to forbear any additional interest or penalties relating to this default providing the Company is in compliance with the remaining terms of the note. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $254,082, with the following assumptions: risk-free interest rate of 1.79%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $300k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note. As of March 31, 2021, and June 30, 2020 the debt discount was $0 and $26,452, respectively.   This note has been successfully retired via conversions into shares during the nine months ended March 31, 2021. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $611,909 included under line item “Loss on debt extinguishment upon note conversion, net”.

On August 29, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated August 29, 2019, in the amount of $300,000. The lender was Eagle Equities, LLC. The notes have a maturity of August 29, 2020  and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. While this note is technically in default, our lender has agreed, in writing, to forbear any additional interest or penalties relating to this default providing the Company is in compliance with the remaining terms of the note. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $300,000 Notes was calculated using the Black-Scholes pricing model at $234,052, with the following assumptions: risk-free interest rate of 1.75%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $300k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note.  As of March 31, 2021, and June 30, 2020 the debt discount was $0 and $37,833.

On September 24, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated September 24, 2019, in the amount of $150,000. The lender was Eagle Equities, LLC. The notes have a maturity of September 24, 2020  and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. While this note is technically in default, our lender has agreed, in writing, to forbear any additional interest or penalties relating to this default providing the Company is in compliance with the remaining terms of the note. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $150,000 Notes was calculated using the Black-Scholes pricing model at $118,009, with the following assumptions: risk-free interest rate of 1.78%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $150k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note.  As of March 31, 2021 and June 30, 2020, the debt discount was $0 and $27,482.   This note has been successfully retired via conversions into shares during the nine months ended March 31, 2021. The Company fair valued the notes as of conversion date and accounted for a loss on conversion of $126,735 included under line item “Loss on debt extinguishment upon note conversion, net”.

On November 7, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated November 7, 2019, in the amount of $150,000. The lender was Eagle Equities, LLC. The notes have a maturity of November 7, 2020  and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. While this note is technically in default, our lender has agreed, in writing, to forbear any additional interest or penalties relating to this default providing the Company is in compliance with the remaining terms of the note. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $150,000 Notes was calculated using the Black-Scholes pricing model at $121,875, with the following assumptions: risk-free interest rate of 1.58%, expected life of 1 year, volatility of 122%, and expected dividend yield of zero. Because the fair value of the note did not exceed the net proceeds from the $150k Notes, no charge was recorded to “Financing cost” for the excess of the fair value of the note.  As of March 31, 2021 and June 30, 2020, the debt discount was $0 and $43,074, respectively.

On December 31, 2019, the Company entered into a convertible promissory note and a security purchase agreement dated December 31, 2019, in the amount of $150,000. The lender was Eagle Equities, LLC. The notes have a maturity of December 31, 2020 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. While this note is technically in default, our lender has agreed, in writing, to forbear any additional interest or penalties relating to this default providing the Company is in compliance with the remaining terms of the note. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $150,000 Notes was calculated using the Black-Scholes pricing model at $189,172, with the following assumptions: risk-free interest rate of 1.59%, expected life of 1 year, volatility of 115%, and expected dividend yield of zero. Because the fair value of the note exceeded the net proceeds from the $150k Notes, $39,172 was recorded to “Financing cost” for the excess of the fair value of the note.  As of March 31, 2021 and June 30, 2020, the debt discount was $0 and $75,205, respectively.

On February 6, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated February 6, 2020, in the amount of $200,000. The lender was Eagle Equities, LLC. The notes have a maturity of February 6, 2021 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $200,000 Notes was calculated using the Black-Scholes pricing model at $156,061, with the following assumptions: risk-free interest rate of 1.51%, expected life of 1 year, volatility of 113%, and expected dividend yield of zero.  As of March 31, 2021 and June 30, 2020, the debt discount was $0 and $94,064, respectively.

On February 26, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated February 26, 2020, in the amount of $187,000. The lender was Eagle Equities, LLC. The notes have a maturity of February 6, 2021 and interest rate of 8% per annum and are convertible at a price of 70% of the lowest trading price on the primary trading market on which the Company’s Common Stock is then listed for the fifteen (15) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $187,000 Notes was calculated using the Black-Scholes pricing model at $150,268, with the following assumptions: risk-free interest rate of 1.18%, expected life of 1 year, volatility of 118%, and expected dividend yield of zero. As of March 31, 2021 and June 30, 2020, the debt discount was $0 and $99,218, respectively.

On April 30, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated April 30, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of April 30, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $205,700 Notes was calculated using the Black-Scholes pricing model at $128,369, with the following assumptions: risk-free interest rate of 0.16%, expected life of 1 year, volatility of 106%, and expected dividend yield of zero. As of March 31, 2021 and June 30, 2020, the debt discount was $10,551 and $106,916, respectively.

On June 23, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated June 23, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of June 23, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $205,700 Notes was calculated using the Black-Scholes pricing model at $132,236, with the following assumptions: risk-free interest rate of 0.18%, expected life of 1 year, volatility of 108%, and expected dividend yield of zero. As of March 31, 2021 and June 30, 2020, the debt discount was $30,432 and $129,700, respectively.

On August 12, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated August 12, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of August 12, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $205,700 Notes was calculated using the Black-Scholes pricing model at $126,029, with the following assumptions: risk-free interest rate of 0.13%, expected life of 1 year, volatility of 101%, and expected dividend yield of zero. As of March 31, 2021, the debt discount was $46,269.

On October 13, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated October 13, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of October 13, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $205,700 Notes was calculated using the Black-Scholes pricing model at $126,471, with the following assumptions: risk-free interest rate of 0.13%, expected life of 1 year, volatility of 103.1%, and expected dividend yield of zero. As of March 31, 2021, the debt discount was $67,913.

On December 21, 2020, the Company entered into a convertible promissory note and a security purchase agreement dated December 21, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of December 21, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $205,700 Notes was calculated using the Black-Scholes pricing model at $121,112, with the following assumptions: risk-free interest rate of 0.09%, expected life of 1 year, volatility of 93.97%, and expected dividend yield of zero. As of March 31, 2021, the debt discount was $87,931.

On February 22, 2021, the Company entered into a convertible promissory note and a security purchase agreement dated December 21, 2020, in the amount of $205,700. This note carried an Original Discount of 10% or $18,700 which was included in interest expense at the time of valuation. The lender was Eagle Equities, LLC. The notes have a maturity of December 21, 2021 and interest rate of 8% per annum and are convertible at a price of 78% of the lowest closing bid price on the primary trading market on which the Company’s Common Stock is then listed for the twenty (20) trading days immediately prior to conversion. The note may be prepaid, but carries a penalty in association with the remittance amount, as there is an accretion component to satisfy the note with cash. The convertible note qualifies for derivative accounting and bifurcation under ASC 815, “Derivatives and Hedging.” The fair value of the $205,700 Notes was calculated using the Black-Scholes pricing model at $139,381, with the following assumptions: risk-free interest rate of 0.09%, expected life of 1 year, volatility of 119,49%, and expected dividend yield of zero. As of March 31, 2021, the debt discount was $125,252.

Below is a reconciliation of the convertible notes payable as presented on the Company’s balance sheet as of March 31, 2021:

	Principal ($)	Debt Discount ($)	Net Value ($)
Balance at June 30, 2019	1,748,000	(630,259)	1,117,741
Convertible notes payable issued during fiscal year ended June 30, 2020	2,148,400	-	2,148,400
Notes converted into shares of common stock	(961,000)	-	(961,000)
Debt discount associated with new convertible notes	-	(1,684,711)	(1,684,711)
Amortization of debt discount	-	1,709,759	1,709,759
Balance at June 30, 2020	2,935,400	(605,211)	2,330,189
Convertible notes payable issued during nine months ended March 31, 2021	822,800	-	822,800
Notes converted into shares of common stock	(1,312,000)	-	(1,312,000)
Debt discount associated with new convertible notes	-	(512,993)	(512,993)
Amortization of debt discount	-	787,216	787,216
True-up adjustment in debt discount and derivative liability	-	(37,360)	(37,360)
Balance at March 31, 2021	2,446,200	(368,348)	2,077,852

Amortization expense for the nine months ended March 31, 2021 and 2020, totaled $787,216 and $1,270,943, respectively and Amortization expense for the three months ended March 31, 2021 and 2020, totaled $210,429 and $439,507 respectively.

As of March 31, 2021 and June 30, 2020, the unamortized portion of debt discount was $368,348  and $605,211, respectively.

Interest expense for the nine months ended March 31, 2021 and 2020, totaled $267,640 and $82,952, respectively and interest expense for the three months ended March 31, 2021 and 2020, totaled $72,110 and $40,616, respectively.

As of March 31, 2021 and June 30, 2020, the accrued interest related to convertible notes was $209,161 and $192,625, respectively.

10.	Derivative Liability

Due to the variable conversion price associated with some of these convertible promissory notes disclosed in Note 8 above, the Company has determined that the conversion feature is considered a derivative liability for instruments which are convertible and have not yet been settled. The accounting treatment of derivative financial instruments requires that the Company record the fair value of the derivatives on the date they are deemed to be derivative liabilities.

During the nine month period ended March 31, 2021, the Company recorded a change in fair value of derivative $887,301. The Company will measure the fair value of each derivative instrument in future reporting periods and record the change based on the change in fair value.

Below is a reconciliation of the derivative liability as presented on the Company’s balance sheet as of March 31, 2021:

Derivative liability as of June 30, 2020	$1,590,638
Initial derivative liability accounted for convertible notes payable issued during the period ended March 31, 2021	512,993
True-up adjustment in debt discount and derivative liability	37,360
Change in derivative liability during the period	887,301
Reclassify derivative liability associated with Notes converted into loss on debt conversion account	(1,716,114)
Balance at March 31, 2021	1,312,178

Change in derivative liability for the nine months ended March 31, 20210 and 2020, totaled $887,301 and $(612,093), respectively and change in derivative liability for the three months ended March 31, 2021 and 2020, totaled $1,096,709 and $(256,468), respectively.

As of March 31, 2021 and June 30, 2020, the derivative liability related to convertible notes was $ 1,312,178 and $1,590,638, respectively.

11.	Line of Credit

On March 19, 2020, the Company secured a $200,000 line of credit with Celtic Bank Corporation. This LOC has a “Flex Credit” component of calculating interest, which means the interest rate on any draws taken against the LOC is set at the time of said draw. As of the date of this filing, the Company has made one draw against the credit line for a gross amount of $5,000 (including proceeds and draw fees). As of March 31, 2021 nine payments had been made against this draw of approximately $368 each. Such payments will continue to be automatically deducted from the corporate checking account until the draw and all fees have been paid in full. The Company may or may not choose to use this line of credit for additional financing needs.

	Mar 31, 2021	Dec 31, 2020
Line of Credit	$589	$1,692
Total borrowings	589	1692
Less: current portion	589	1692
Long term debt	$-	$-

Interest expense for the nine months ended March 31, 2021 and 2020, totaled $1,012 and $675, respectively and interest expense for the three months ended March 31, 2021 and 2020, totaled $337 and $0, respectively.

12.	Capital Stock Activity

●	The Company had and 78,685,171 and 61,796,680 shares of its $0.001 par value common stock issued and outstanding as of March 31, 2021 and June 30, 2020 respectively.

●	During the three months ended March 31, 2021 the Company issued 9,543,308 shares in regards to debt and interest being converted into stock valued at $843,818 Also during these three months the Company issued 225,000 shares for services valued at $43,600. Further during these nine months the Company accounted in additional paid in capital the warrants issued for services valued at $81,243 and loss on fair value of shares upon conversion amounting to $1,507,218.

During the nine months ended March 31, 2021 the Company issued 16,049,577 shares in regards to debt and interest being converted into stock valued at $1,467,274 also during these nine months the Company issued 836,630 shares for services valued at $131,017. Further during these nine months the Company accounted in additional paid in capital the warrants issued for services valued at $146,954 and loss on fair value of shares upon conversion amounting to $1,865,685.

13.	Warrants

The following is a summary of the Company’s outstanding common stock purchase warrants. Of the 500,000 warrants shown below at an exercise price of $.15, these warrants were issued as compensation for a four-year advisory agreement. 150,000 warrants vested on July 24, 2018, another 150,000 on July 24, 2019, another 150,000 vested on July 24, 2020, and the remaining 50,000 will vest on July 24, 2021, should advisor complete the term of his engagement. These warrants were all accounted for in Fiscal 2020.

During the six months ended December 31, 2020 the Company entered into a warrant agreement with one of the Company’s vendors issuing 500,000 warrants at a strike price of $0.50 having a term of five years. The Company valued these warrants using the Black Scholes model utilizing a 107.93% volatility and a risk-free rate of 0.29%, respectively.

In exchange for the agreement to lock up Mr Folkson’s Shares, Folkson received warrants to acquire 400,000 shares of NGTF stock on February 4, 2021, at a strike price of $.30, and with a term of twelve (12) months from the date of that agreement. The Warrants include a provision for cashless exercise and will expire if not exercised within the twelve month term. The Company valued these warrants using the Black Scholes model utilizing a 107.93% volatility and a risk-free rate of 0.50%.

The aggregate intrinsic value of the warrants as of December 31, 2020 is $-0-.

	Outstanding at			Outstanding
Exercise Price	June 30, 2020	Issued / (Exercised) in 2020	Expired	December 31 2020
$0.15	500,000	-	-	500,000
$0.20	105,000	-	25,000	80,000
$0.30	100,000	400,000	-	500,000
$0.40	150,000	-	-	150,000
$0.50	-	500,000	-	500,000
$0.75	300,000	-	-	300,000
	1,155,000	1,260,000	25,000	2,039,000

14.	Fair Value of Financial Instruments

Cash and Equivalents, Receivables, Other Current Assets, Short-Term Debt, Accounts Payable, Accrued and Other Current Liabilities.

The carrying amounts of these items approximated fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, Financial Accounting Standards Board (“FASB”) ASC Topic 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The application of the three levels of the fair value hierarchy under Topic 820-10-35 to our assets and liabilities are described below:

	March, 31, 2021 Fair Value Measurements
	Level 1		Level 2	Level 3	Total Fair Value
Assets
Other assets		$-	$-	$-	$-
Total		$-	$-	$-	$-
Liabilities
Derivative Liabilities	$		$-	$1,312,178	$1,312,178
Total	$		$-	$1,312,178	$1,312,178

	June 30, 2020 Fair Value Measurements
	Level 1		Level 2	Level 3	Total Fair Value
Assets
Other assets		$-	$-	$-	$-
Total		$-	$-	$-	$-
Liabilities
Derivative Liabilities	$		$-	$1,590,638	$1,590,638
Total	$		$-	$1,590,638	$1,590,638

Management considers all of its derivative liabilities to be Level 3 liabilities. At March 31, 2021 and June 30, 2020, respectively the Company had outstanding derivative liabilities, including those from related parties of $1,312,178 and $1,590,638, respectively.

15.	Commitments and Contingencies:

The Company has entered into certain consulting agreements which carry commitments to pay advisors and consultants should certain events occur. An agreement is in place with one Company Advisor that calls for total compensation over the four year Advisor Agreement of 500,000 warrants with an exercise price of $.15 of which 450,000 have vested, should the advisor complete the entire term of the engagement, the remaining 50,000 warrants would vest on July 24, 2021. These warrants were all accounted for in Fiscal 2020.

CEO Sean Folkson has a twelve-month consulting agreement which went into effect on February 4, 2021, which will reward him with bonuses earned of 1,000,000 warrants at a strike price of $.50 when the Company records its first quarter with revenues over $1,000,000, an additional 3,000,000 warrants with a $.50 strike price when the Company records its first quarter with revenues over $3,000,000, and an additional 3,000,000 warrants with a $1 strike price when the Company records its first quarter with revenues over $5,000,000. Folkson will also be awarded warrants with a strike price of $.50 should the Company exceed $500,000 in non-traditional retail channel revenue during the Term of the Agreement, and should the company enter into a product development or distribution partnership with a multi-national food & beverage conglomerate during his Agreement. As of March 31, 2021, those conditions were not met and therefore nothing was accrued related to this arrangement.

16.	Related Party Transactions

●	During the third quarter of Fiscal Year 2015, Mr. Folkson began accruing a consulting fee of $6,000 per month which the aggregate of $18,000 is reflected in professional fees for the six month period ended December 31, 2020 and reflected in the accrued expenses – related party with a balance of $6,974 and $9,974 at March 31, 2021 and June 30, 2020, respectively.

On December 8, 2017, Mr. Folkson purchased Warrants, at a cost of $.15 per Warrant, to acquire up to 80,000 additional shares of NGTF stock at a strike price of $.20, and with a term of three (3) years from the date of said agreement. This purchase resulted in a reduction in the accrued consulting fees due him by $12,000. During the second quarter 2019 Mr. Folkson purchased 400,000 shares of stock at a strike price of $0.30 per share, valued at $120,000 which was charged to his accrual. During the nine months ended March 31, 2021, Folkson had been paid $51,000 against his total accrued balance to date and reflected in the accrued expenses – related party with a balance of $6,974 and $9,974 at March 31, 2021 and June 30, 2020, respectively.

●	In addition, the Company made bonuses available to Folkson upon the Company hitting certain revenue milestones of $1,000,000 in a quarter, $3,000,000 in a quarter, and $5,000,000 in a quarter. Achieving those milestones would earn Folkson warrants with a $.50 and $1 strike price which would need to be exercised within 90 days of the respective quarterly or annual filing. As of March 31, 2021, those conditions were not met and therefore nothing was accrued related to this arrangement.

17.	Subsequent Events

●	On April 14, 2021, The Company successfully negotiated and retired a $731,118 payable for $20,000.

●	On April 19, 2021, The Company closed a financing round of $4,500,000. This financing consisted of $3,000,000 raised in cash, and the rollover of $1,500,000 of pre-existing convertible debt into equity. This financing allowed the company to successfully retire all convertible debt from the balance sheet. Over $1,400,000 of cash was infused into the Company after debt payoff and transaction fees. As part of the settlement of the pre-existing debt, 1,200,000 shares of NGTF common stock were issued to Eagle Equities.

●	On May 4, 2021, The Company issued 72,288 shares to vendors and consultants for services provided.

NightFood Holdings, Inc.

51,200,000 Shares of Common Stock

PART II

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission registration fee	$1,737.22
Transfer Agent Fees	$0
Accounting fees and expenses	$10,000.00
Legal fees and expense	$30,000.00
Blue Sky fees and expenses	$0
Miscellaneous	$3,262.78
Total	$45,000.00

None of such expenses will be borne by the selling shareholders referenced in the prospectus forming a part of this Registration Statement on Form S-1.

Item 14. Indemnification of Directors and Officers

The Certificate of Incorporation and the Bylaws of our Company provide that the Company will indemnify, to the fullest extent permitted by the Nevada Revised Statutes, each person who is or was a director, officer, employee or agent of the Company, or who serves or served any other enterprise or organization at the request of the Company. Pursuant to Nevada law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company has not entered into any agreements with its directors and executive officers that require the Company to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of the Company or any of its affiliated enterprises.

The Company does not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

Item 15. Recent Sales of Unregistered Securities

In the fiscal year ended June 30, 2018, the Company (a) sold 464,085 shares of common stock for cash proceeds of $60,000, (b) issued 2,658,455 shares of common stock for services with a fair value of $554,353, (c) issued 270,382 shares of common stock in consideration of interest payments with a fair value of $20,487, and (d) issued 9,490,975 shares of common stock as consideration for convertible debt with a fair value of $574,618. These shares were issued in private transactions pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or under Regulation D (“Regulation D”) promulgated under the Securities Act, as transactions by an issuer not involving any public offering.

During the fiscal year ended June 30, 2019, the Company (a) sold 84,389 shares of common stock for cash proceeds of $50,000, (b) issued 483,808 shares of common stock for services with a fair value of $345,656, (c) issued 281,957 shares of common stock for payment of certain accounts payable liabilities with a fair value of $63,850, (d) issued 400,000 shares of common stock for the exercise of warrants valued at $120,000, (e) issued 667,959 shares of common stock in consideration of interest payments with a fair value of $95,805 and (f) issued 9,247,414 shares of common stock as consideration for convertible debt with a fair value of $1,327,953. These shares were issued in private transactions pursuant to Section 4(a)(2) of the Securities Act and/or in offerings under Regulation D, as transactions by an issuer not involving any public offering.

During the fiscal year ended June 30, 2020, the Company issued (a) 1,385,990 shares of common stock for services rendered with a fair value of $308,768, (b) 580,666 shares of common stock in consideration of interest payments with a fair value of $88,762 and (c) 6,056,168 shares of common stock as consideration for convertible debt with a fair value of $961,000. These shares were issued in private transactions pursuant to Section 4(a)(2) of the Securities Act and/or in offerings under Regulation D, as transactions by an issuer not involving any public offering.

During the period from July 1, 2020 through May 25, 2021, the Company issued (a) 16,049,577 shares of common stock in regards to the conversion of debt and interest valued at $1,467,274, (b) 836,630 shares of common stock for services rendered valued at $131,434 and (c) 4,500 shares of its Series B Preferred Stock to accredited investors in a private placement at a price of $1,000 per share. These shares were issued in private transactions pursuant to Section 4(a)(2) of the Securities Act and/or in offerings under Regulation D, as transactions by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as a part of, or incorporated by reference into, this Registration Statement.

The following exhibits, which are numbered in accordance with Item 601 of Regulation S-K, are filed herewith or, as noted, incorporated by reference herein.

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	Articles of Amendment (2)
3.3	Bylaws (1)
3.4	Certificate of Designation – Series A Preferred Stock (3)
3.5	Certificate of Designation – Series B Preferred Stock (4)
4.1	Specimen Stock Certificate (1)
4.2	Form of Warrant (4)
5.1	Opinion of Ruskin Moscou Faltischek, PC*
10.1	Lease Receipt and terms and conditions (5)
10.2	Form of Subscription Agreement (4)
10.3	Settlement and Exchange Agreement between the Registration and Eagle (4)
10.4	Letter of Engagement between the Registrant and SC (4)
10.5	Consulting Agreement with Sean Folkson (6)
10.6	Agreement For Shareholder Lock-Up And Acquisition Of Warrants with Sean Folkson (7)
21.1	Subsidiaries of the Registrant
23.1	Consent of RBSM LLP
23.2	Consent of Ruskin Moscou Faltischek, PC (included in Exhibit 5.1)*

*	To be filed by amendment.
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration Number: 333-193347)
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed September 20, 2017
(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed July 17, 2018
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed April 23, 2021
(5)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for Fiscal Year ended June 30, 2017
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed December 22, 2020
(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed January 20, 2021

Item 17. Undertakings

Pursuant to Rule 415 under the Securities Act of 1933 (as amended and updated from time to time)

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sales securities, a post-effective amendment to this registration statement;

(I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

If the undersigned Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this Registration Statement, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Village of Tarrytown, New York on May 27, 2021.

NIGHTFOOD HOLDINGS, INC.

/s/ Sean Folkson
Sean Folkson
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Sean Folkson	President, Chief Executive Officer and Director	May 27, 2021
Sean Folkson	(Principal Executive, Financial and Accounting Officer)

II-4